Exhibit 10.1

                                                                 Aviation Services International, LLC

FULL SERVICE AIRCRAFT SERVICES AGREEMENT

between

KITTY HAWK AIRCARGO, INC.

and

AVIATION SERVICES INTERNATIONAL, LLC

PROPRIETARY INFORMATION NOTICE

The information contained in this document is Aviation Services International, LLC (“ASI”) Proprietary Information and is disclosed in confidence. It is the property of ASI and shall not be used, disclosed to others or reproduced without the express written consent of ASI. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document shall appear in any such reproduction. U.S. export control laws may also control the information contained in this document. Unauthorized export or re-export is prohibited.

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

FULL SERVICE AIRCRAFT SERVICES AGREEMENT

THIS FULL SERVICE AIRCRAFT SERVICES AGREEMENT (sometimes, this “Agreement” and, sometimes, these “General Terms”) is made as of March 7, 2005 (“Effective Date”), by and between Kitty Hawk Aircargo Inc., a Delaware corporation, having its principal place of business at 1515 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261, U.S.A. (“Customer”) and Aviation Services International, LLC, a Delaware limited liability company, having its principal place of business at Ben Gurion International Airport, Israel (“Supplier”), either or both of which may be referred to as a “Party” or the “Parties”, respectively.

RECITALS

WHEREAS, Supplier maintains and operates a comprehensive program for the servicing, repair, maintenance, and functional testing of airframes, aircraft components, aircraft engines, engine modules, assemblies, subassemblies, controls and accessories, auxiliary power units and parts for each thereof (the “T3 Program”);

WHEREAS, Supplier and Customer desire to enter into this Agreement to provide the general terms that will be applicable to the repair and overhaul by Supplier of aircraft components, aircraft engines, landing gear and auxiliary power units that Customer elects to have repaired and/or overhauled under this Agreement;

WHEREAS, Customer is in the process of leasing from GE Capital Aviation Services, Inc. (“GECAS”) seven (7) B737-300 passenger aircraft, but only after each shall have undergone conversion from passenger configuration to special freighter configuration so as to become a 737-300 SF Aircraft;

WHEREAS, in furtherance of the foregoing, Customer now requires repair or servicing of the landing gears (“Landing Gears”) of its fleet of seven (7) 737-300 SF aircraft (each, a “737-300 SF Aircraft” and, together, the “737-300 SF Aircraft”);

WHEREAS, in furtherance of the foregoing, Customer now also requires the repair, overhaul or servicing of the CFM 56-3B1/3B2 engines (each a “3B1 Engine” or a “3B2 Engine,” respectively, and, together, the “3B1 Engines” or the “3B2 Engines,” respectively) on its fleet of 737-300 SF Aircraft;

WHEREAS, in furtherance of the foregoing, Customer now also requires repair, overhaul or servicing of the components on its fleet of seven (7) 737-300 SF Aircraft, excluding the components described on Annex 6 to Schedule No. 3 hereto (the “Components”).

NOW, THEREFORE, and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

INTRODUCTION

(1)	Customer’s Fleet of Aircraft

(A)	This Agreement shall cover only the seven (7) 737-300 SF Aircraft of Customer’s fleet of Aircraft, as and when they are converted to special freighter configuration.

(B)	Customer may add to, or delete from, its current fleet, any Aircraft referred to in paragraph (A) above or any other type of aircraft, except that the addition to, or deletion from, Customer’s fleet of 737-300 SF Aircraft, insofar as such actions impact on any T3 Program hereunder shall be handled in accordance with the provisions of the applicable Schedule to these General Terms to be annexed hereto, it being understood and agreed that, with respect to (i) the T3 Program Aircraft Services, any such addition to, or deletion from, Customer’s current fleet of covered Aircraft, shall be handled in accordance with the provisions of Schedule No. 1 to these General Terms, which is annexed hereto; (ii) the T3 Program Engine Services, any such addition to, or deletion from, Customer’s current fleet of covered Aircraft shall be handled in accordance with the provisions of Schedule No. 2 to these General Terms, which is annexed hereto; and (iii) the T3 Program Component Services, any such addition to, or deletion from, Customer’s current fleet of covered Aircraft shall be handled in accordance with the provisions of Schedule No. 3 to these General Terms, which is annexed hereto.

(2)	Customer’s Other Airframes

Customer may add to this Agreement by signing, together with Supplier, a Schedule, to be numbered consecutively with all previous Schedules attached hereto, and annexed hereto, thereby becoming a part of this Agreement, the airframes of any or all of its aircraft, other than its seven (7) 737-300 SF Aircraft.

(3)	Customer’s Other Engines

Customer may add to this Agreement by signing, together with Supplier, a Schedule, to be numbered consecutively with all previous Schedules attached hereto, and annexed hereto, thereby becoming a part of this Agreement, one or more of its aircraft engines, other than the 3B1 Engines and the 3B2 Engines.

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(4)	Customer’s Other APUs

Customer may add to this Agreement by signing, together with Supplier, a Schedule, to be numbered consecutively with all previous Schedules attached hereto, and annexed hereto, thereby becoming a part of this Agreement, one or more of its auxiliary power units, other than the APUs.

(5) Subcontractors

Supplier intends to subcontract all of the work it is required to perform under all of the Schedules annexed to these General Terms by subcontracting (i) all T3 Program Aircraft Services and related Services to Empire Aero Center, Inc. of Rome, N,Y., an indirect wholly-owned subsidiary of Israel Aircraft Industries Ltd., and (ii) all T3 Program Engine Services and T3 Program Components Services and all related Services to Israel Aircraft Industries Ltd. (“IAI”).

(6)	Schedules to these General Terms

Each of the signed and numbered Schedules to these General Terms shall provide the particular terms and conditions pursuant to which Supplier shall agree to provide Services on items of Equipment, which terms and conditions may include the deletion or alteration of some of these General Terms. Each of such signed and numbered Schedules shall be incorporated into, and made an integral part of, this Agreement. In the event of a conflict between the provisions of these General Terms and the provisions of a signed and numbered Schedule, the terms of such Schedule shall control.

(7)	Definitions

Capitalized terms used in these General Terms and not specifically defined in these General Terms shall have the meanings given to them in Appendix A to this Agreement.

ARTICLE I     T3 PROGRAM

(1)	SCOPE OF WORK

(A)	Commencing on the Effective Date of the first Schedule, and provided Customer is not in default of the provisions of Articles X and XIII with respect to, and as modified, if modified, by, any Schedule, Supplier shall provide maintenance Services in accordance with the provisions of the Schedules hereto. Schedule No. 2, dated March 7, 2005, relating to the repair, overhaul or servicing of the 3B1 Engines and 3B2 Engines on its 737-300 SF Aircraft is annexed hereto. Schedule No. 3, dated March 7,, 2005, relating to the repair, overhaul and servicing of the Landing Gears and Components, is also annexed hereto.

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(B)	Shop Visits. The Services described in the Schedules shall be performed in accordance with applicable Aviation Authority requirements, the Customer maintenance program, manufacturers’ guidelines and standard Supplier practices for like Equipment. Customer’s Equipment requiring maintenance which (1) cannot be performed on-wing, (2) are removed on or after the Effective Date of the first Schedule, and (3) meet any of the following criteria shall be eligible for maintenance on a T3 Rate basis under the T3 Program, if a shop visit (“Shop Visit”) is necessary:

(1)	To correct a known defect or performance deterioration which means an item of Equipment is no longer Serviceable and cannot be corrected on-wing after Customer has applied all published on-wing support procedures.

(2)	To comply with a Supplier written recommendation requiring Shop Visits of Equipment at scheduled intervals.

(3)	To replace a life limited item of Equipment for life expiration (unless such item is installed on an Aircraft at the last shop visit prior to the Effective Date of the first Schedule and did not conform to the minimum build requirement in the applicable Repair Specification).

(C)	Workscope and Repair Specification. Upon input of an item of Equipment for repair, Supplier shall prepare a Workscope and a Repair Specification which specify inspections, upgrades, improvements, and repairs required to return such Equipment to a Serviceable Condition. Such Workscope may include reliability and performance enhancements and Approved Aviation Authority approved repairs. Supplier shall repair Customer’s Equipment in accordance with a Repair Specification and Approved Aviation Authority regulations. Supplier may amend a Repair Specification during the term hereof to improve reliability, enhance Equipment operating characteristics, incorporate designated engineering representative approved repairs or repairs not contained in OEM manuals, subject to Customer’s written concurrence, which concurrence shall not be unreasonably withheld, conditioned or delayed. Any changes or amendments requested by Customer or made by any regulatory agency to a Repair Specification shall be mutually agreed upon by the parties hereto and may be subject to an adjustment in the pricing described in the applicable Schedule. In the event Customer requests a change in a specific Workscope, Supplier shall perform such additional work and invoice that work as Supplemental Work.

(D)	With respect to each Schedule annexed hereto, Supplier shall assign a Program Manager who will be the point of contact for Customer with respect to all of the Services specified in such Schedule and who shall support this Agreement as set forth in clauses (a) through (h) below.

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(a)	Define the work to be accomplished for each Shop Visit, consistent with the applicable Repair Specification.

(b)	Monitor dates, flight hours and cycles to determine when Services are required on life limited items of Equipment.

(c)	Assist Customer with Supplemental Work requirements to be performed.

(d)	Maintain the necessary liaison between Supplier and Customer.

(e)	Provide Customer’s authorized personnel with reasonable access to Customer’s Equipment and related maintenance records, when any such Equipment is in Supplier’s possession.

(f)	Schedule preventive or corrective maintenance action.

(g)	In respect of Schedule No. 2 hereto applicable to Customer’s 3B1 Engines and 3B2 Engines, develop with Customer, on a monthly basis, a removal schedule (“RS”) for Customer’s 3B1 and 3B2 Engines forecast for Delivery to Supplier for Repair under Schedule No. 2. An RS shall identify by serial number the 3B1 and 3B2 Engines to be Delivered during the following six (6) month period and the anticipated reason for removal of each.

(h)	Ensure that all routine correspondence from Supplier to Customer relative to the administration of this Agreement, except for formal notices issued under Article XVI of this Agreement, shall be directed to the attention of the appropriate person at the Customer Facilities as designated by Customer.

(E)	BER Proceedings

Supplier shall advise Customer if its estimate of the cost to repair or overhaul an item of Equipment is such that such item of Equipment is in a BER condition. If Customer nevertheless desires that a BER item of Equipment be repaired or overhauled, Customer shall pay for all Services to so repair such item of Equipment on a Supplemental Work basis. With respect to each Schedule, the parties agree to provide a statement to the effect that they are adopting these BER Proceedings or a description of the BER Proceedings that are to be otherwise applicable to such Schedule.

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(2)	T3 PROGRAM SERVICES

The T3 Program Services applicable to items of Equipment shall be described in each Schedule that is signed by both parties, given a number and attached hereto. The T3 Program Services applicable to (i) the 3B1 and 3B2 Engines are described in Schedule No. 2 hereto; and (ii) the Landing Gear and Components are described in Schedule No. 3 attached hereto.

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(3)	CUSTOMER’S RESPONSIBILITY UNDER THE T3 PROGRAM

(A)	During the term of this Agreement, Customer shall:

(1)	Provide to Supplier’s authorized personnel reasonable access to Customer’s Equipment when such Equipment is in Customer’s possession, and to all operating and maintenance records related to Equipment which are maintained by Customer.

(2)	Advise Supplier that an item or items of Equipment needs to be picked up for service at least three (3) days prior to its scheduled pick-up.

(3)	Designate in writing one (1) or more of its employees to represent Customer during the term of this Agreement.

(4)	Prepare each item of Equipment to be repaired or overhauled under a Schedule for shipment by properly packing such item of Equipment, together with a repair report and all appropriate documentation, and notifying Supplier that such item of Equipment is ready for pick-up.

(5)	Maintain Equipment in accordance with Manufacturers’ recommendations.

(6)	Execute, simultaneously with the signing of a Schedule, a Warranty Assignment Letter, in the form attached hereto as Appendix C, stating that the benefits of all OEM or third party warranties, guarantees or maintenance related product discounts related to the T3 Program applicable to Customer’s Equipment, covered by and during the term of such Schedule, are assigned to Supplier. Notwithstanding the foregoing, Supplier will accept a purchase agreement for the time and material repair of any such Equipment from any such third party or Customer. A list of such Equipment under pre-existing warranties shall be provided to Supplier by Customer upon the execution of such Schedule.

(7)	No later than the time of Delivery of an item of Equipment for a Shop Visit, provide to Supplier all information and records necessary for Supplier to: (1) establish the nature and extent of the Services required to be performed on such item of Equipment; and (2) to perform such Services. Such information and records include, but are not limited to:

(a)	The cause of Equipment removal or reason for a Shop Visit;

(b)	Applicable Equipment log books detailing work performed at the most recent Shop Visit, any reported defects or incidents during operation since such most recent last Shop Visit, with a

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description of action taken, and significant operational characteristics experienced during last flight prior to Shop Visit;

(c)	SB and AD status/requirements;

(d)	Total Equipment operating time since new (“TSN”) for each item of Equipment that is a hard time or life limited item;

(e)	Record of change of parts during operating period prior to such Shop Visit (including, without limitation, all life limited items of Equipment removed and replaced by Customer), and the reason(s) for change;

(f)	Back to birth history certificate indicating history from zero TSN/CSN on all LLPs;

(g)	Customer inventory of Equipment “as shipped”;

(h)	Historical log and reliability data (for parts and accessories);

Customer’s failure to furnish necessary information and records shall result in a delay in induction of the affected Equipment for Service, and may necessitate premature LLP replacement, at Customer’s expense. However, prior to replacing such an LLP, Supplier shall first advise Customer that certain records are missing and allow Customer five (5) working days to acknowledge and forward such records to Supplier.

ARTICLE II     SUPPLEMENTAL WORK

(1)	SUPPLEMENTAL WORK SERVICES

Supplemental Work shall include, but not be limited to:

(A)	If Customer selects Supplier to perform the work to meet the return conditions of any lease of Customer from a third party, then, unless specifically specified otherwise in a Schedule, Customer shall pay Supplier for any Service required to meet such lease return conditions on a Supplemental Work basis. It being understood that Supplier assumes financial responsibility for Engine, Component and Landing Gear lease Return Conditions for the Aircraft leases between GECAS and Customer.

(B)	Should Supplier technical representatives be required to perform services at a Customer location other than the Customer Facilities, Customer shall make all

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arrangements and shall bear the cost of travel and lodging arising from such performance. Supplier A&P mechanics provided for performance of Services at all locations other than a designated Repair Station shall be on a Supplemental Work basis.

(2)	SUPPLEMENTAL WORK PRICING.

Supplemental Work shall be charged at the prices set forth in each Schedule.

ARTICLE III     DELIVERY, REDELIVERY AND GOVERNMENTAL AUTHORIZATION

(A)	Delivery. Supplier shall pick up at Customer’s facilities at Fort Wayne, Indiana, Outstations designated by Customer or at Dallas/Fort Worth International Airport, Texas (the “Customer Fort Wayne Facilities” and the “Customer Dallas Facilities,” respectively, and together, the “Customer Facilities” and collectively the “Customer Premises” and “Customer Facilities”), as noticed by Customer, all Equipment to be Serviced. Such Equipment, to the extent it is only a part of an Aircraft, shall be shipped as defined in each Schedule. However, Supplier shall have the option to perform Repairs with a field team at other locations.

(B)	Redelivery. After completion of Services, Supplier shall Redeliver the applicable Equipment to Customer at one of the Customer Facilities, as designated in writing by Customer not less than twenty-one (21) days prior to such Redelivery.

(C)	Governmental Authorization.

Supplier shall be the importer and/or exporter of record and shall be responsible for timely obtaining any import license, export license, exchange permit, or other required governmental authorization relating to the Equipment. At Supplier’s request and expense, Customer shall assist Supplier in its application for any required U.S. export licenses. Supplier shall not be liable if any authorization is not renewed or is delayed, denied, revoked, or restricted, and Customer shall not thereby be relieved of its obligation to pay for Services performed by Supplier. All items of Equipment Redelivered hereunder shall at all times be subject to the U.S. Export Administration Regulations and/or International Traffic in Arms Regulations of the U.S.A. and any amendments thereto. Customer agrees not to dispose of U.S. origin items provided by Supplier other than in and to the country of ultimate destination specified in Customer’s purchase order and/or approved government license or authorization, except as such laws and regulations may permit.

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     ARTICLE IV      MECHANIC’S LIEN/SECURITY INTEREST

Omitted Intentionally.

     ARTICLE V      NO ASSIGNMENT

The attempted assignment of all or any portion of this Agreement or a Schedule or any purchase order or any right or obligation hereunder or thereunder, by either party, without the prior written consent of the other party, shall be null and void; except that Customer’s consent shall not be required for the substitution of an affiliated company of, or subcontractor from, Supplier in place of Supplier as the contracting party and/or the recipient of payments pertaining to all or any portion of this Agreement or any purchase order in connection with this Agreement. In the event of any such substitution, Customer shall be so advised in writing.

     ARTICLE VI      EXCLUSIVE AGREEMENT

This Agreement, insofar as it, pursuant to a Schedule hereto, relates to the maintenance, repair or overhaul of Customer’s Equipment, shall be exclusive, and Customer shall not enter into any other arrangement with a third party for such services with respect to Customer’s Equipment during the term of this Agreement. Accordingly, as of the signing of a Schedule hereto, such Schedule shall be exclusive, and Customer shall not enter into any other arrangement with a third party for the services described therein with respect to Customer’s Equipment covered thereby during the term of such Schedule.

     ARTICLE VII      TERM AND TERMINATION

(A)	If Customer desires to extend the term of any Schedule to this Agreement beyond the initial term noted therein, Customer shall give Supplier written notice of its desire to extend at least one hundred eighty (180) days prior to the expiration date of such initial term. Within thirty (30) days of receipt of such notice, Supplier shall, at its option, submit a proposal to Customer which shall specify the extended term and any amendment to pricing and other terms and conditions. Customer and Supplier shall endeavour to renew such Schedule a minimum of ninety (90) days prior to the expiration date of such initial term. Any further extension shall be subject to the same process.

(B)	Failure to Pay/Insolvency. Supplier may, at its option, immediately cancel all or any portion of this Agreement and/or any Schedule, if Customer: (a) fails to make any of the required payments when due, unless cured within ten (10) calendar days of its payment due date; (b) generally makes an agreement with creditors due to its inability to make timely payments of its debts; (c) enters

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into bankruptcy or liquidation whether compulsory or voluntary that is not discharged within sixty (60) calendar days; (d) becomes insolvent (i.e. liabilities greater than assets) ; or (e) becomes subject to the appointment of a receiver or custodian of the whole or a material part of its assets. If any such cancellation shall occur, Customer shall not be relieved of its payment obligation for Services rendered hereunder and/or any Schedule.

(C)	Material Provisions. Without limiting the above provisions and excluding any other remedies provided elsewhere in this Agreement or any Schedule, either party may cancel this Agreement and all Schedules upon ninety (90) calendar days written notice to the other for failure to comply with any material provision of this Agreement or any Schedule, unless the failure shall have been cured or the party in breach shall have substantially effected all acts required to cure the failure prior to the expiration of such ninety (90) calendar days.

(D)	Work in Process. Upon the expiration or cancellation of this Agreement or any Schedule, Supplier shall complete all work in process in a diligent manner under the terms of this Agreement and such Schedules provided that Customer has deposited sufficient monies with Supplier to pay the estimated charges for all such work, in accordance with the prices set forth in such Schedule.

(E)	Redelivery of Customer Equipment. In the event this Agreement and all Schedules are terminated, Supplier shall, upon receipt of Customer’s written request, and provided Customer is then not in default of any provision of this Agreement and all Schedules (and the Appendices), promptly deliver all Customer’s Equipment, parts and related documentation to Customer.

     ARTICLE VIII      PARTS REPLACEMENT PROCEDURES

(A)	Missing or Damaged Parts. Supplier shall notify Customer of any (A) parts, components or line replaceable units missing (i.e., incomplete inventory of specific items of Equipment) from Equipment when received at a Repair Station and (B) parts found to have been damaged during transportation of an item of Equipment to Supplier. Supplier shall replace such missing or damaged items at Customer’s expense unless Customer notifies Supplier in writing within two (2) business days of receiving Supplier’s notice that Customer wishes to furnish such missing or damaged items within a period of time specified by Supplier.

(B)	Parts Replacement. Supplier shall determine which parts are required to accomplish the Services and shall provide all parts and materials required to accomplish such Services.

(C)	Rotable Parts. Supplier may issue compatible parts from Supplier’s Rotable Parts inventory to replace Customer’s parts requiring repair. Customer agrees

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to accept compatible Rotable Parts that are updated to the then-current Service Bulletin baseline used by the majority of Supplier’s Customers. Repairable parts removed from an Aircraft and replaced by Supplier’s Rotable Parts inventory will be repaired by Supplier or a third party, at Supplier ‘s option.

(D)	Life Limited Parts. LLPs received by Supplier without the necessary records, as required by the above, shall be replaced by Supplier at Customer’s expense.

(E)	Title to Parts. Supplier furnished parts and material incorporated into Customer’s items of Equipment shall be deemed to have been sold to Customer and title to such Supplier furnished parts and material shall pass to Customer upon incorporation into any such item of Equipment. Risk of loss or damage to such parts and material shall pass to Customer upon Redelivery of the applicable item(s) of Equipment. Title to any parts removed from an item of Equipment, which are replaced by other parts, shall pass to Supplier upon incorporation into a Customer item of Equipment of the replacement part.

(F)	Scrapped Parts. Supplier shall, at its sole expense and without any further adjustment to Customer, dispose of all Scrapped Parts.

     ARTICLE IX      REPAIR STATIONS AND SUBCONTRACTED SERVICES

(A)	Supplier Repair Stations. Supplier may have any of the Services within the scope of this Agreement performed at any facility of Supplier or any Supplier affiliated repair station or a repair station (only if it is a FAA/EASA approved repair station) of any of its subcontractors. In such event, Customer’s obligations hereunder, including, without limitation, transportation expense, shall be no greater than if such Services were performed at the designated Repair Station for the item of Equipment to be repaired or maintained. .

(B)	Subcontracted Services. Supplier, in its absolute discretion, may subcontract any portion of the Services to be performed on Customer’s Equipment to suitably qualified FAA or EASA 145 certified and competent subcontractors, but only if each such subcontractor is on Customer’s approved vendor list. Any other proposed subcontractor from Supplier shall require Customer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any subcontracted Services shall be performed in accordance with the requirements of the Workscope and the applicable Approved Aviation Authority directives. Subcontracting of any Services hereunder shall not relieve Supplier of its performance obligations set forth in this Agreement.

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     ARTICLE X      INVOICES AND PAYMENT

(A)	Services Not charged at a T3 Rate

(1)	Services Payments. With respect to all Services that are not charged at a T3 Rate, except as otherwise provided in a Schedule, Customer shall pay within thirty (30) calendar days after receipt of an invoice therefor.

(2)	Supplemental Work Payments. Supplier shall issue an invoice for Services performed on a Supplemental Work basis as soon as practicable following Redelivery of an item of Equipment. Such invoice shall reflect the total charges owed by Customer to complete the Supplemental Work.

(3)	Payment Terms. Except as otherwise provided in a Schedule, Customer shall pay each such invoice within thirty (30) calendar days of receipt. If any payment date falls on a day that is not a business day, the payment that is otherwise due shall instead be due the next business day.

(B)	Services Charged at a T3 Rate

(1)	T3 Payments. Except as otherwise provided in a Schedule, Customer shall remit to Supplier, no later than the fifth (5) day of each month, a schedule of the actual AFHs and cycles for each Aircraft for the preceding month (as provided in paragraph (2) below). Supplier shall then submit an invoice to Customer for the performance of T3 Program services for such preceding month. Customer shall pay such invoice within ten (10) days of receipt of such invoice. In the event Customer fails to pay the full amount of a monthly T3 Rate payment on or before the such tenth ,day, then all Services performed on Equipment from such tenth day to, and including, the day Customer shall have paid in full all outstanding T3 Rate payments (herein, the “Short Fall Period” and “Customer’s Make-Whole Payment,” respectively), shall be performed by Supplier, and paid for by Customer, on a Supplemental Work basis (i.e., time and materials); provided, further, that, at such time that Customer intends to make Customer’s Make-Whole Payment, Customer may credit against such Payment (and such Payment shall be deemed to have been made to the extent of such credit) the aggregate of the payments it made during the Shortfall Period in respect of Services performed during the Shortfall Period; and provided, further, that, in the event the Short Fall Period continues for another twenty-one (21) days, Supplier, in its sole and absolute discretion, may suspend the performance of the Services under the applicable Schedule and declare Customer to be in default of such Schedule, all other Schedules that have been signed by the Parties and the General Terms

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Agreement. Supplier shall then have the right to enforce all of its legal and equitable rights in respect of such declared default.

During the first and last years of this Agreement as Aircraft are delivered or redelivered as the case may be, Customer shall pay Supplier for Components the rate applicable to the 961-1,400 annual AFH’s Payment Per Flight Hour and for Engines, the applicable rate in Schedule 2 of this Agreement. However, since during the first and last years of this Agreement, not all Aircraft will be in service for an entire calendar year, the Reconciliation shall be done by taking the actual AFH’s per Aircraft since entry into service and annualizing the average Aircraft fleet AFH’s as if the Aircraft had been in service for the entire calendar year.

When Aircraft are delivered to Customer from Lessor during the first year of this Agreement, there will be a lag (one month) between the time of delivery and when each of the Aircraft is placed into revenue service. During this lag time, Customer shall pay Supplier in accordance with the preceding paragraph, however, the lag time shall not be included in determining the Reconciliation.

(2)	Actual Flight Hours per Aircraft. For each Aircraft covered by a Schedule whose payment for services pursuant to this Agreement is determined by Flight Hours, Customer, no later than the fifth business day of each calendar month, including in respect of the last calendar month during the term of such Schedule, shall report to Supplier via facsimile (or other form of electronic communication) the actual flight hours flown by such Aircraft during the preceding calendar month (“AFH”). Customer shall pay Supplier, in accordance with this Agreement, the actual AFH’s flown for the preceding month multiplied by (i) for Components, the rate applicable to 961-1,400 annual AFH’s Payment Per Flight Hour, and (ii) for Engines, the rate applicable to flight hours/cycles 1.5/1 in Schedule 2 of this Agreement. If the flight hours/cycle (flown per year) does not match the table rates in Schedule 2 para. 5.12, deviations and pricing will be calculated on a linear basis.

(3)	Reconciliation. No later than the fifteenth business day after the end of each calendar year of performance under each Schedule, Supplier shall compare:

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i)	the actual total AFH reported during such previous calendar year for all Aircraft with 960, the guaranteed minimum Flight Hours per Aircraft per year on a fleet average basis (the “Guaranteed AFH”). If the Guaranteed AFH times the number of aircraft operated during the preceding calendar year exceeds the total Flight Hours invoiced during such period, Supplier shall invoice Customer and Customer shall pay Supplier an amount equal to the difference between the Guaranteed AFH times the number of aircraft operated during the preceding calendar year times the applicable escalated Flight Hour Rate in effect for such period and the total amount invoiced during such period. Payment shall be made within thirty (30) days after receipt of an invoice therefore. If the Guaranteed AFH times the number of aircraft operated during the preceding calendar year is less than the total AFH invoiced during such period, Supplier (In regards to Components Services only) shall credit Customer with an amount equal to the difference between the product of the total actual Flight Hours flown by the Customer’s fleet during such period times the applicable escalated Flight Hour Rate in effect for such period and the total amount invoiced during such period. Such credit shall be made against the following month’s charges.

ii)	The actual average Flight Hours per cycle reported during such calendar year for all Aircraft with the Flight Hours per cycle listed in Schedule 2 Para. 5.12.1 of this agreement. If the actual average Flight Hours per cycle reported during such calendar year for all Aircraft differs from the Flight Hours per cycle listed in Schedule 2 Para. 5.12.1 of this agreement, Supplier (In regards to Engine Services only) shall debit or credit Customer accordingly taking in consideration the conditions stipulated in Schedule 2 Para. 4 of this agreement

(C)	Payments by GECAS. Upon the first Shop Visit of an item of Equipment under a Schedule, GECAS shall pay to Supplier (by wire transfer of immediately available funds to the bank account specified in Paragraph G below) a sum equal to the product of the applicable Flight Hour Rate times the number of Flight Hours of the Equipment, from (and including) such item of Equipment’s last Shop Visit before the first day of the Term of such Schedule to (and including) the day preceding the first day of the Term of such Schedule.

(D)	Late Payment. In the event Customer fails to make payment within the specified time, then Supplier may charge a late payment fee at an annual rate equal to the then-current one (1) year London Inter Bank Offered Rate (“LIBOR”) for U.S. Dollar deposits, as published in the Wall Street Journal, plus five percent (5%), compounded daily on any unpaid balance commencing on the next calendar day after the payment due date until such time as the

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payment plus the late payment fee are received by Supplier. Payments and advance payments made pursuant to this Article X or any Schedule by Customer shall be applied to the oldest outstanding amounts owing to Supplier in order of succession. Supplier’s obligation to provide any item of Equipment hereunder or under any Schedule shall be suspended during any period Customer fails to make payment within the specified time.

(E)	Customer shall not at any time withhold or deduct from any payment any sum by reason of any dispute as to the contents of any invoice delivered by or on behalf of Supplier or any default, breach or non-performance by Supplier of its obligations under this Agreement.

(F)	In the event that Customer fails to make any payment on the due date thereof, then Supplier shall be entitled, without prejudice to any other rights or remedies available to it at any time in law or equity, suspend, withhold or reduce any or all further T3 Program Services until all and any outstanding sums plus interest thereon pursuant to paragraph (C) above have been paid in full. In the case of any such suspension by Supplier, Supplier shall (in addition to and without prejudice to any other remedy or relief available to it) be entitled to be paid any sum owing to it prior to such suspension.

(G)	Payment Instruction. All payments under this Agreement shall be made in Dollars, immediately available for use, without any right of set-off or deduction, via wire transfer by Customer to the bank account and address designated below:

Bank Leumi U.S.A.
564 Fifth Avenue
New York, N.Y. 10036
ABA# 026002794
Swift Address: LUMIUS3N
For: Aviation Services International LLC
Account Number: 22005390-18

     ARTICLE XI     LIMITATION OF LIABILITY

(A)	Total Liability. The total liability of Supplier for any and all claims, whether in contract, warranty, tort (including negligence, but excluding willful misconduct or gross negligence), product liability, patent infringement, or otherwise for any damages arising out of, connected with, or resulting from the performance or non-performance of any Service or Services provided under any Schedule or from the manufacture, sale, Redelivery, resale, repair, overhaul, replacement or use of any item of Equipment or any item or part thereof, shall not exceed the price allocable to the Service or Services which gives rise to the claim.

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(B)	Damages. In no event, whether as a result of breach of contract, warranty, tort (including negligence), product liability, patent infringement, or otherwise, shall Supplier be liable for any special, consequential, incidental, resultant, indirect, punitive or exemplary damages (including, without limitation, loss of use, loss of profit or loss of revenue in connection with any item of Equipment).

(C)	Definition. For the purpose of this Article XI, the term “Supplier “ is deemed to include Supplier and its affiliated companies, the subcontractors and suppliers of any Services furnished hereunder, and the directors, officers, employees, servants, and representatives of each.

     ARTICLE XII      INDEMNIFICATION

(A)	Customer and its insurers hereby waive all rights of recourse against, and Customer agrees to indemnify, defend and hold harmless, Supplier, including its contractors, subcontractors, employees, agents and anyone acting on their behalf (hereinafter in this Article XII referred to, collectively, as the “Indemnitees” and, individually, as an “Indemnitee”) from and against any and all liabilities, claims, damages, losses, and judgments (whether in contract, tort, negligence of any kind, including strict liability, or otherwise), which may be suffered by, accrued against, be charged to, or recoverable from the Indemnitees or any Indemnitee by reason of loss of, or damage to, or loss of use of, any property of Customer and/or any third party, and/or by reason of any bodily injury and/or death to passengers, crew, and/or third parties arising out of or in any way connected with the Services and Supplemental Work, if any, and/or the operation and/or maintenance of any item of Equipment, unless such loss, damage, bodily injury or death is due to the gross negligence or willful misconduct of Supplier.

(B)	Supplier and its insurers agree to waive all rights of recourse against Customer, its contractors, subcontractors, employees and agents by reason of any such loss, damage, injury or death and Supplier shall be solely responsible for, loss or damage to its own equipment and/or to death and injury of its employees unless such loss, damage, bodily injury or death is due to the gross negligence or willful misconduct of Customer.

(C)	Definition. For the purpose of this Article XII, the terms “Indemnitees” and “Customer” are deemed to include, respectively, Supplier, Customer and each of their affiliated companies, the subcontractors and suppliers of any Services furnished hereunder, and their respective directors, officers, employees, and representatives.

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     ARTICLE XIII      INSURANCE

(A)	Without derogating from Customer’s obligations under Article XII above (“Indemnification”) and in furtherance thereof, Customer shall, at Customer’s expense, with respect to each, or an agreed-upon group of, Schedules, procure and maintain in effect, as provided in Section (B) below, a satisfactory policy or policies of insurance, with insurers reasonably satisfactory to Supplier, providing coverage as follows:

(1)	Hull all risks (including risks of war/confiscation/hijacking) coverage (with acceptable deductibles and standard limitations and not subject to AVN 29) for the item(s) of Equipment covered by such Schedule(s), with an agreed insured value for each such item of Equipment. The applicable policy shall, to the extent applicable, insure such item(s) of Equipment while an Aircraft is on the ground, taxiing or in the air. Supplier (and each identified subcontractor) shall be listed on such policy as an additional named insured and loss payee, as its interests may appear.

(2)	Third party aircraft legal liability, bodily injury and property coverage (with standard limitations and not subject to AVN 53), including liability towards the air crew, technical staff, and Aircraft passengers, with a combined single limit of not less than U.S. $500,000,000. Supplier (and each identified subcontractor) shall appear on the policy as an additional named insured, together with Customer in connection with the possession, use, operation or maintenance of such item(s) of Equipment.

(B)	The policies referred to in Article XIII (A) above shall, inter alia, expressly provide:

(1)	That the interests of Supplier thereunder shall not be affected by any breach by Customer of any of the provisions of such policies, by means of a breach of warranty clause.

(2)	For severability of interests, by means of a cross liability clause.

(3)	That the coverage thereunder shall be primary and any similar coverage which Supplier might carry shall be excess coverage and non-contributory thereto.

(4)	For the waiver by the insurers of all of their rights of subrogation against Supplier.

(5)	That Supplier shall be given thirty (30) days prior written notice by the insurers (except with respect to war and allied perils, for which the

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prior notice shall be seven (7) days) in the event that either the insurers or Customer desire to cancel or change such policies of insurance in a manner which materially restricts the coverage thereof.

(6)	Customer covenants that the insurance coverage provided herein shall remain in force with respect to each item of Equipment for so long as Customer owns and/or operates such item of Equipment.

(7)	Customer shall deliver to Supplier no later than twenty (20) days from the date the applicable Schedule(s) is (are) signed, a certificate of the insurers or other evidence satisfactory to Supplier that the insurance coverage provided for in Article XIII (A) above is in effect.

     ARTICLE XIV      EXCUSABLE DELAY

(A)	Excusable Delays. Supplier shall be excused from, and shall not be liable for, any delays in its performance or failure to perform under any Schedule, and shall not be deemed to be in default under such Schedule for any delay in or failure of performance hereunder or thereunder due to causes beyond its reasonable control. Such causes shall be conclusively deemed to include, but not be limited to, acts of God, acts (or failures to act) of Customer, acts (or failures to act) of civil or military authority, government priorities, fires, strikes, labor disputes, work stoppages, floods and other natural catastrophe(s), epidemics, war (declared or undeclared), riot, delays in transportation or inability to obtain on a timely basis necessary labor, materials, or components, which have been timely ordered. In the event of any such delay, the time of performance shall be extended for a period equal to the time lost by reason of the delay.

(B)	Continuing Obligations. Article XIV (A) shall not, however, relieve Supplier from using its best commercial efforts to avoid or remove any such cause of delay and continue performance with reasonable dispatch when such cause is removed. During the period of an excusable delay, Supplier shall have the right to invoice Customer for Services performed, and Customer shall pay all such invoices net thirty (30) calendar days.

(C)	Extended Delay — Termination. If delay resulting from any of the foregoing causes extends for more than six (6) months and the parties have not agreed upon a revised basis for continuing the Services under the affected Schedule(s), including any adjustment of prices, then either party, upon thirty (30) calendar days written notice to the other, may terminate the performance of Services with respect to the item(s) of Equipment for which Services were delayed, whereupon Customer shall pay Supplier’s termination charges upon receipt of Supplier’s invoice(s) therefor.

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ARTICLE XV WARRANTY

(A)	Workmanship Warranty — The Parties agree that with respect to Equipment repaired and Redelivered, if Customer alleges a defect in workmanship within the period(s) provided in a Schedule (the “Warranty Period(s)”), and Customer provides written notice to Supplier of such defect within ten (10) days of its discovery, Supplier shall pay direct costs for accessory, equipment or part repairs resulting therefrom (this “Warranty”). The foregoing shall constitute the sole remedy of Customer and the sole liability of Supplier for repair of defective workmanship, relative to items of Equipment covered by this Article XV. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE).

(B)	Supplier undertakes, with respect to each defect demonstrated to Supplier’s reasonable satisfaction to be a defect covered by this Warranty, either to repair such item of Equipment in which a defect appears, or, at Supplier’s option, to replace such accessory, item of Equipment or part with a similar item free from defects. All such repairs and replacements shall be performed by Supplier at Supplier’s expense, at a Repair Station and Customer shall Deliver to Supplier, at Customer’s Premises, the applicable item(s) of Equipment. Supplier shall be responsible for the cost (including, but not limited, to shipping and insurance expenses) of furnishing the applicable item of Equipment to Supplier and of removal thereof from such Repair Station following the completion by Supplier of the Warranty services. In addition, Customer shall be responsible for the cost of removing a defective item of Equipment from an Engine or Aircraft and for the reinstallation of the repaired/replacement item of Equipment on such Engine or Aircraft.

(C)	This Warranty shall not apply to an item of Equipment that was not manufactured to Supplier’s detailed design, except that any defect in Supplier workmanship incorporated in the installation of such item that invalidates any applicable warranties from the manufacturers/suppliers thereof shall constitute a defect in workmanship for the purpose of this Warranty. Supplier shall transfer to Customer any applicable warranties provided by the manufacturers/suppliers for accessories, equipment or parts incorporated by Supplier into items of Equipment during the provision of Services.

(D)	Warranty Limitations. This Warranty is not assignable without the prior written consent of Supplier and is applicable only if, following Redelivery, the applicable item(s) of Equipment (A) has been transported, stored, installed, operated, handled, maintained, and repaired in accordance with all applicable

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ADs and the then current recommendations of the applicable OEM as stated in its manuals, SBs, or other written instructions, (B) has not been altered, modified or repaired by anyone other than Supplier, and (C) has not been subjected to foreign object damage, accident, misuse, abuse or neglect. Supplier’s liability in connection with the Service of an item of Equipment is expressly limited to workmanship, and any warranty for parts and material will be the warranty, if any, of the manufacturer of such parts and material.

(E)	Sole Remedy. The liability of Supplier connected with or resulting from this Warranty shall not in any case exceed the cost of correcting a defect or providing a replacement for a defective item of Equipment, whichever is lower, as provided in Paragraph (B) above, and, upon the expiration of the applicable Warranty Period(s), all such liability shall terminate. The foregoing shall constitute the sole remedy of Customer and the sole liability of Supplier with respect to warranty.

     ARTICLE XVI      NOTICES

(A)	Acknowledgment. All notices required or permitted under this Agreement or any Schedule shall be in writing and shall be delivered personally, via first class mail, return receipt requested, by facsimile, by courier service, or express mail, addressed as follows or such other address as either party may designate in writing to the other party from time to time:

Aviation Services	Kitty Hawk Aircrago, Inc.
International, LLC	1515 West 20th Street
Ben Gurion International	P.O.Box 612787
Airport,	Dallas/Fort Worth International
70100 Israel	Airport
Texas 75261
Attn: Tommy Guttman	U.S.A.
Phone: 972-3-935-8778	Attn: Robbie Barron
Fax: 972-3-935-4577	Phone: 972-456-2427
Fax: 972-456-2350

With a copy to:

Steven Markhoff

Phone: 972-456-2328
Fax: 972-456-2309

Notices may not be sent by e-mail.

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(B)	Effect of Notices. Notices shall be effective and shall be deemed to have been given when received by the recipient (A) if sent by courier, express mail, or delivered personally, upon delivery; (B) if sent by facsimile, upon receipt; and (C) in the case of a letter sent prepaid first class mail, on the fifth (5th) day after posting (or on actual receipt, if earlier).

     ARTICLE XVII      TAXES AND OTHER CHARGES

(A)	Taxes, Duties or Charges. In addition to the prices for the Services, Customer shall pay to Supplier, upon demand, any taxes (including, without limitation, sales, use, ad valorem, excise, turnover or value added taxes), duties, fees, charges, imposts, tariffs, or assessments of any nature (but excluding income taxes of Supplier) (“Taxes”), assessed or levied in connection with Supplier’s performance under this Agreement and all Schedules.

(B)	Right To Protest/Refund. If claim is made against Supplier for any such Taxes, Supplier shall immediately notify Customer and, if requested by Customer, Supplier shall not pay except under protest, and if payment shall have been made, Supplier shall use all reasonable efforts to obtain a refund thereof. If all or any part of any Taxes are refunded, Supplier shall repay to Customer such part thereof as Customer shall have paid. Customer shall pay to Supplier, upon demand, all expenses (including penalties, interest and attorneys’ fees) incurred by Supplier in protesting payment and in endeavoring to obtain any such refund.

(C)	Withholding. All payments by Customer to Supplier under this Agreement shall be free of all withholdings of any nature whatsoever except to the extent otherwise required by law, and, if any such withholding is so required, Customer shall pay an additional amount such that, after the deduction of all amounts required to be withheld, the net amount received by Supplier shall equal the amount that Supplier would have received had such withholding not been required.

     ARTICLE XVIII      DISPUTE RESOLUTION, ARBITRATION

(A)	Resolution by Senior Management. If a dispute arises relating to this Agreement or a Schedule and related damages, if any (a “Dispute”), either party shall give written notice to the other party requesting that senior management attempt to resolve such Dispute. Within fifteen (15) days after receipt of such notice, the receiving party shall submit a written response. The notice and the response shall include a statement of the applicable party’s position and a summary of reasons supporting that position. The parties shall cause senior management to meet within forty-five (45) calendar days after delivery of such notice, at a mutually acceptable time and place, and thereafter

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as often as they reasonably deem necessary, and to use commercially reasonable efforts to resolve such Dispute.

(B)	Arbitration. If the parties’ senior management do not resolve a Dispute by means of the process described above within one hundred twenty (120) calendar days after delivery of the disputing party’s notice, then either party may request that such Dispute be settled and finally determined by binding arbitration, in front of an arbitrator selected by the American Arbitration Association (“AAA”) in New York, New York, or any other location the parties may agree upon.

(C)	Arbitration Procedure. A single arbitrator chosen by the AAA shall conduct the arbitration. The arbitrator may hold pre-hearing conferences or adopt other procedures. This Agreement shall be interpreted and applied in accordance with the substantive laws of the State of New York, without giving effect to its conflict of law provisions, rules or procedures (except to the extent that the validity, perfection, or creation of any lien or security interest hereunder and the exercise of rights or remedies with respect of such lien or security interest for a particular item of Equipment are governed by the laws of a jurisdiction other than New York). The arbitration shall be conducted in, and all submissions to the arbitrator shall be written in, the English language. Reasonable examination of opposing witnesses in oral hearing shall be permitted. Each party shall bear its own cost of presenting or defending its position in an arbitration. The award of the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon in any court having jurisdiction thereof.

(D)	Exclusivity, Confidentiality. Each of the parties intends that the dispute resolution process set forth in this Article XVIII shall be the parties’ exclusive remedy for any Dispute. All statements made in connection with the dispute resolution process set forth in this Article XVIII shall not be disclosed to any third party except as required by law or subpoena.

(E)	Exception. Either party may at any time, without inconsistency with this Article XVIII, seek from a court of competent jurisdiction any equitable, interim, or provisional relief to avoid irreparable harm or injury.

     ARTICLE XIX      NONDISCLOSURE OF PROPRIETARY DATA

(A)	Unless otherwise specifically agreed upon in a written proprietary information agreement, any knowledge or information which Customer has disclosed or may hereafter disclose to Supplier incident to the Service of Equipment shall not be deemed to be confidential or proprietary information and, accordingly, shall be acquired free from any restriction on use or disclosure.

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(B)	Non-Disclosure. The existence of this Agreement and its general purpose or any Schedule may be stated to others by either of the parties without approval from the other, except that, the terms of this Agreement or any Schedule and any knowledge or information which Supplier may disclose to Customer with respect to pricing, design, manufacture, sale, use, repair, overhaul or Service of Equipment, shall be deemed to be proprietary information, and shall be held in confidence by Customer. Such information shall not be reproduced, used or disclosed to others by Customer without Supplier’s prior written consent, except to the extent required by government agencies and courts for official purposes. Disclosure to any such government agency or court shall be made only (i) upon thirty (30) calendar days advance written notice to Supplier of such disclosure, so as to provide Supplier the ability to obtain an appropriate protective order, and (ii) with a suitable restrictive legend limiting further disclosure.

(C)	Exceptions. The preceding Article XIX (B) shall not apply to information which (i) is or becomes part of the general public knowledge or literature otherwise than as a result of breach of Customer’s obligations hereunder, or (ii) was, as shown by written records, known to Customer prior to receipt from Supplier, or (iii) is disclosed without restriction to Customer by a third party having the right to do so.

(D)	Nothing contained in this Agreement shall convey to either party the right to use the trademarks or other intellectual property of the other, or convey or grant to Customer any license under any patent owned or controlled by Supplier.

     ARTICLE XX      SAVINGS CLAUSE

If any portion of this Agreement or any Schedule shall be determined to be a violation of or contrary to any controlling law, rule or regulation or a judgment issued by a court of competent jurisdiction, then such portion shall be unenforceable and deleted from this Agreement or such Schedule, as applicable. However, the balance of this Agreement or such Schedule shall remain in full force and effect.

     ARTICLE XXI      BENEFICIARIES

Except as herein or in any Schedule expressly provided to the contrary, the provisions of this Agreement and all Schedules are for the benefit of the parties hereto and not for the benefit of any third party.

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     ARTICLE XXII      CONTROLLING LANGUAGE

The English language shall be used in the interpretation and performance of this Agreement and all Schedules. All correspondence and documentation arising out of or connected with this Agreement and/or any Schedule and any related purchase order(s), including, but not limited to, Equipment logs, shall be in the English language.

     ARTICLE XXIIII      NON-WAIVER OF RIGHTS AND REMEDIES

Any failure or delay in the exercise of rights or remedies hereunder shall not operate to waive or impair such rights or remedies. Any waiver given shall not be construed to require future or further waivers.

     ARTICLE XXIV      TITLES/SUBTITLES

The titles and subtitles given to the sections of this Agreement or any Schedule are, and will be, for convenience only and shall not in any manner be deemed to limit or restrict the context of the article or section to which they relate. The words “herein”, “hereof”, “hereunder”, “herewith”, and similar terms are not to be deemed restrictive and refer to the entire Agreement, including all Appendices, or Schedules, as applicable.

     ARTICLE XXV      CURRENCY JUDGMENT

This is an international transaction in which the specification of Dollars is of the essence. Except as may otherwise be provided in a Schedule, no payments required to be made under this Agreement shall be discharged by payments in any currency other than Dollars, whether pursuant to a judgment, arbitration award, or otherwise.

     ARTICLE XXVI      NO AGENCY FEES

Customer represents and warrants that no officer, employee, representative, or agent of Customer has been or will be paid a fee or otherwise has received or will receive any personal compensation or consideration by or from Supplier in connection with the obtaining, arranging or negotiation of this Agreement or other documents entered into or executed in connection herewith.

     ARTICLE XXVII      E-COMMERCE

Customer and Supplier agree that all requirements of this Agreement and all Schedules may be fulfilled through the use of E-commerce, E-billing, web billing, electronic or digital signatures, e-mail messages, world wide web sites or websites, electronic contracts or amendments, and electronic data exchange (collectively, “E-commerce”). This provision is specifically intended to enable each party to use E-commerce technology to increase efficiency in fulfilling its responsibilities under this

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Agreement and all Schedules. Except for notices provided pursuant Article XVI above, Customer and Supplier agree that use of E-commerce in whatever manner shall be recognized as performance for the specific contract requirement and shall not be dismissed, ignored or used to prevent or hinder performance in any way. However, the parties agree that using E-commerce shall not subject either party to jurisdiction in any location which, but for the use of E-commerce, no jurisdiction would exist.

     ARTICLE XXVIII      ON-SITE REPRESENTATIVES

Subject to the following conditions, Supplier agrees to permit Designated Representatives, from time to time during the term of any Schedule, to enter onto its premises at a Repair Station for the purpose of observing the Services. Supplier shall furnish such Designated Representatives the use of a work space, including the use of a local telephone line and parking accommodations. Costs incurred by such Designated Representatives, including, without limitation, long distance telephone charges, fax, or computer charges, shall be the responsibility of Customer, and if charged to Supplier in the first instance, shall be billed to Customer for reimbursement.

     ARTICLE XXIX      NO AGENCY

Nothing in this Agreement shall be interpreted or construed to create a partnership, agency, or joint venture between Supplier and Customer.

     ARTICLE XXX      ENTIRE AGREEMENT

This Agreement, together with all Appendices and Schedules, contains and constitutes the entire understanding and agreement between the parties hereto respecting the subject matter hereof, and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith or, in the case of each Schedule, such Schedule. This Agreement and any Schedule may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by a writing of concurrent or subsequent date signed and delivered by a duly authorized officer or representative of each of the parties hereto making specific reference to this Agreement or such Schedule, as applicable, and the provisions hereof or thereof, being released, discharged, abandoned, supplemented, changed, or modified.

     ARTICLE XXXI      COUNTERPARTS

This Agreement and each Schedule may be executed in one or more counterparts, all of which counterparts shall be treated as the same binding agreement, which shall be effective as of the date set forth on the first page hereof, in the case of these General Terms, and as of the date specified in a Schedule, in the case of such Schedule, upon execution and delivery by each party hereto to the other party of one or more such counterparts.

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ARTICLE XXXII      GOVERNING LAW AND JURISDICTION

(A)	Governing Law

This Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

(B)	Jurisdiction

(1)	The Parties hereto agree that the United States Federal courts in New York shall have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Agreement.

(2)	Each of the Parties hereto waives any objection to the jurisdiction of the U.S. Federal Courts in New York on the grounds of venue or forum non conveniens or any similar grounds.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officer or representatives who represent to each other and both parties that each is employed in the capacity indicated below and has the unequivocal authority to execute and deliver this Agreement, which shall be effective as of the date first above written.

AVIATION SERVICES		KITTY HAWK
INTERNATIONAL, LLC		AIRCRAGO, INC.
(Supplier)		(Customer)

By:	By:	/s/ Steven Markhoff

Printed Name:		Printed Name:
Steven Markhoff
Title:		Title:
Vice President Strategic Planning,
General Counsel and Secretary
Date:		Date: March 7, 2005

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For the purposes of Article X (C) only.

GE CAPITAL AVIATION SERVICES, INC.

By:

Print Name:

Title:

Date:

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APPENDIX A

GLOSSARY

Definitions. Capitalized terms used in the recitals and elsewhere in this Agreement but not otherwise defined in this Agreement shall have the following meanings:

“Agreement” shall mean this Full Service Aircraft Services Agreement and all Schedules, as it may be amended or supplemented from time to time.

“Aircraft” shall mean, each bare Aircraft assembly, identified by serial number in Annex A to a Schedule including those basic Aircraft controls and accessories listed in such Schedule and those parts as described in the Aircraft manufacturer’s specification manuals. Annex A to a Schedule, may be amended in writing by both parties to reflect any Aircraft added to or deleted from this Agreement.

“Airworthiness Directive” or “AD” shall mean a document issued by the Approved Aviation Authority having jurisdiction over the Aircraft prescribing inspections and the conditions and limitations, if any, under which the Aircraft may continue to operate.

“Approved Aviation Authority” shall mean, as applicable, the Federal Aviation Administration of the United States (“FAA”), or, at the request of Customer (and agreed in writing by Supplier), the European Aviation safety Agency (“EASA”) or such other equivalent foreign aviation authority having jurisdiction over the performance of Services provided hereunder.

“Beyond Economic Repair” (“BER”) shall mean an Equipment shop visit for which the cost to restore an item of Equipment to the requirements of its Repair Specification, when calculated on a Supplemental Work basis as set forth in this Agreement, exceeds seventy percent (70%) of the replacement cost for a comparable replacement item of Equipment.

“CLP” shall mean a manufacturer’s current catalog, or manufacturer’s current list, price pertaining to a new part or new item of Equipment. The term “current” as used in this definition means as of the time of the applicable Service.

“Customer Facilities/Premises” shall mean the facilities of customer at (i) Fort Wayne, Indiana U.S.A. (the “Fort Wayne Hub”) and (ii) Dallas/Fort Worth International Airport, Texas, 75261, U.S.A (the “Dallas Maintenance Base”) and such Customer out-stations that Customer shall specify in a letter to Supplier pursuant to the provisions of Schedule No. 3.

“Delivered Duty Paid” (“DDP”) to a Repair Station pursuant to the International Chamber of Commerce “Incoterms” (2000 Edition), whereby Customer shall fulfill the obligations

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of seller and Supplier of buyer. “Deliver” shall mean the act by which Customer accomplishes Delivery.

“Delivery” shall mean, in respect of any item of Equipment, the occurrence of the arrival thereof at a Repair Facility, together with all applicable records and required data.

“Dollars” shall mean the legal tender of the United States of America.

“Equipment” shall mean each and all of Customer’s Landing Gear, Engines, Covered Components, Other Components or APUs, Engine LRUs, APU LRUs, or any part or accessory thereof, Delivered by Customer to Supplier for Service under any Schedule.

“Foreign Object Damage” or “FOD” shall mean damage to any portion of an item of Equipment caused by impact or ingestion of an outside object which is beyond the operator’s control such as birds, stones, hail, or natural tarmac debris.

“GECAS” shall mean GE Capital Aviation Services, Inc., and its affiliates and assigns, a Delaware corporation, and lessor of the Aircraft to Customer.

“Life Limited Part” or “LLP” shall mean a part with an approved limitation on use in cumulative hours or cycles, established by an OEM or the Approved Aviation Authority.

“Line Replaceable Unit” or “LRU” shall mean one or more major accessories of the external portion of an Engine or APU which can be changed on wing.

“Original Equipment Manufacturer” or “OEM” shall mean the original manufacturer of any item of Equipment.

“Redelivery” shall mean the occurrence of the return of an item of Equipment for Customer’s acceptance Ex Works, Supplier’s Repair Station, pursuant to the International Chamber of Commerce “Incoterms” (2000 Edition), whereby Customer shall fulfill the obligations of buyer and Supplier of seller. “Redeliver” shall mean the act by which Supplier accomplishes Redelivery.

“Removal Schedule (“RS”)” shall mean the schedule for Engine removal from an Aircraft for maintenance as jointly developed by Supplier and Customer.

“Repair Station” shall mean one or more of the repair facilities owned by Supplier or its affiliates or any direct or indirect subcontractor from Supplier, now or in the future, which are certified by the Approved Aviation Authority to perform the applicable Service hereunder. A list of repair facilities owned by Supplier or its affiliates, as of the Effective Date of these General Terms, is set forth in Appendix B hereto.

“Repair Specification” shall mean a Customer repair specification, which shall identify the minimum baseline to which a Customer item of Equipment shall be inspected, repaired, modified, reassembled and tested hereunder and under any applicable Schedule. Each Repair Specification shall meet or exceed the recommendations of the

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applicable OEM’s operational specifications and applicable Equipment maintenance or overhaul manuals, and Customer’s maintenance plan as agreed to by Customer and Supplier and approved by the Approved Aviation Authority.

“Repairable” shall mean capable of being made Serviceable.

“Return Conditions” shall mean the lease return conditions for the Aircraft as between Customer and GECAS and provided to Supplier and attached to Schedule 2 as Annex 1A.

“Rotable Part” shall mean a new or used Serviceable part drawn from a common pool of parts used to support multiple customers, which replaces a like part requiring repair for which the actual repair time impedes the specified Turn Time.

“Scrapped Parts” shall mean those parts determined by Supplier to be unserviceable and beyond economic repair for reliability, performance or economic reasons.

“Service” or “Services” shall mean, with respect to any item of Equipment, all or any part of those services requested by Customer which Supplier agrees to perform under a Schedule, as more particularly described in the Workscope and Repair Specification for such item of Equipment, including, without limitation, the furnishing of parts and materials, labor, facilities, tooling, painting, plating, and testing devices required in the performance of repair and maintenance in connection with such item of Equipment. “Serviced” shall be construed accordingly.

“Service Bulletin” or “SB” shall mean the document issued by an OEM to notify Customer of modifications, substitution of parts, special inspections, special checks, amendment of existing life limits or establishment of first time life limits.

“Serviceable” shall mean an item of Equipment that meets all OEM and Approved Aviation Authority specified standards for airworthiness, and has no known defects which would render it unfit for service in accordance with its Workscope and Repair Specification.

“Serviceable Condition” shall mean, with respect to an item of Equipment, a repaired, calibrated, or inspected item in an airworthy condition which can be used for the same purpose as a newly manufactured item.

“Straight Time” shall mean the first eight (8) hours charged Monday through Friday (Sunday through Thursday, in the case of IAI) (except local holidays observed by a Repair Station), provided that a minimum of eight (8) hours break has occurred since the last time charged.

“Supplemental Work” shall mean any Service provided under a Schedule which is not specifically covered under the T3 Program. All Supplemental Work shall be at Customer’s expense, in accordance with the pricing set forth in the applicable Schedule.

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“Shop Visit(s)” shall mean a Repair Station visit (scheduled or unscheduled) during which off-wing repair and maintenance is performed on Equipment.

“T3 Program” shall mean the program consisting of the repair, maintenance, and management of the Equipment provided to Customer by Supplier, pursuant to the terms hereof, provided such Equipment is covered by a Schedule.

“T3 Rate” shall mean the price(s) per flight hour provided in a Schedule as the consideration for the provision of the Services contained in such Schedule.

“Turn Time” shall mean the number of calendar days between Delivery and Redelivery of Equipment, exclusive of public holidays observed by the applicable Repair Station.

“Workscope” shall mean the document written and approved by Supplier’s Engineering staff describing the prescribed repair or approach to repair of identified Equipment to meet the requirements of the Repair Specification for such Equipment.

[Balance of this page intentionally left blank.]

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APPENDIX B
REPAIR STATIONS

Repair Station	Location	Certification Authority	Certification Number

Aircraft, Engine and	Ben Gurion	FAA	MK1Y325K
Components Services –	International	EASA	CAA.00417
Israel Aircraft	Airport, Israel	CAA Israel	CAA 01
Industries Ltd.		CAA UK	DIA/6376/61
		IDGCA	1107/94/-AI(2)/2-95
		CAAC	F.2401
		RSA	PT3
		DNA	1-B-130
		DDA	055
		RCAA	B1-12/1991
		ECAA	AS/02/94
		KDCA	K/A1/288
		UDCA	UG/CAA/028
		ZDCA	Z/IAO/056
		NDCA	FCAA/SS/AD60/7-94

Aircraft Services – Empire Auto Center Inc.	Rome, New York	FAA	VN4R602M

33

APPENDIX C
Form of
WARRANTY ASSIGNMENT LETTER
(Customer Letterhead)

(Date)

(Name and Address of Original Equipment Manufacturer)

Attn:

Re: Assignment of Third Party Warranty

Dear (Sir/Madam):

(Kitty Hawk Aircrago, Inc.) (“KHI”) and the (Original Equipment Manufacturer) entered into Agreement Number                     , dated                     , 200___ (the “Equipment Purchase Agreement”), wherein KHI agreed to purchase a specified number of items of Equipment (Original Equipment Manufacture) agreed to provide certain warranties and guarantees with regard to such items of Equipment to (KHI).

KHI and Aviation Services International, LLC (“ASI”) have now entered into a separate Full Service Aircraft Services Agreement, dated                      2004, as supplemented by Schedule No.                     , (as so supplemented, the “Maintenance Agreement”) for the maintenance, repair and overhaul of the aforementioned items of Equipment. The Maintenance Agreement specifies that KHI shall, during the term of the Maintenance Agreement, assign to ASI the benefit of all (Original Equipment Manufacturer) warranties and guarantees applicable to the items of Equipment covered by the Maintenance Agreement.

This Letter is intended to serve as official notification to (Original Equipment Manufacturer) of KHI’s intent to so assign the applicable warranties and guarantees under the Equipment Purchase Agreement to ASI.

(Original Equipment Manufacturer), please indicate your concurrence with such assignment by signing in the space provided below and returning a copy of this letter to the undersigned.

(Signature Block)

34

EXHIBIT 1

[Form of Schedule]

35

Schedule No.:

SCHEDULE
to

Full Service Aircraft Services Agreement,
dated March 7, 2005, between
Aviation Services International, LLC
and
Kitty Hawk Aircargo, Inc.

This Schedule is issued pursuant to the Full Service Aircraft Services Agreement, dated March 7, 2005 (the “General Terms Agreement”), between Kitty Hawk Aircrago, Inc.. and Aviation Services International, LLC (any term used herein and not defined herein shall have the meaning given to it in the General Terms Agreement).

(1)	T3 Program Services included under this Schedule

(2)	Additional Provisions

[Include modifications and deletions, if any, from the General Terms Agreement for the purposes of this Schedule only.]

(3)   Part of General Terms Agreement

This Schedule, when countersigned by the parties hereto, dated and numbered, shall be incorporated into, and form an integral part of, the General Terms Agreement. By their execution and delivery of this Schedule, the parties hereby reaffirm all of the terms and conditions of the General Terms Agreement, except, as to this Schedule only, to the extent modified or deleted under Section 2 above.

36

All annexes to this Schedule are hereby incorporated herein and made a part hereof as if such annexes were set forth in this Schedule at length.

AVIATION SERVICES INTERNATIONAL, LLC (Supplier)
By:
Print Name:
Title:
KITTY HAWK AIRCARGO, INC. (Customer)
By:
Print Name:
Title:
Dated:
March 7, 2005

37

Schedule No.: 2

SCHEDULE
to
Full Service Aircraft Services Agreement,
dated March 7, 2005, between
Aviation Services International, LLC
and
Kitty Hawk Aircargo, Inc.

This Schedule is issued pursuant to the Master Aircraft Service Agreement, dated March 7, 2005 (the “General Terms Agreement”), between Aviation Services International, LLC. (“Supplier”) and Kitty Hawk Aircargo, Inc. (“Customer”) (any term used herein and not defined herein shall have the meaning given to it in the General Terms Agreement).

(1)	Coverage

This Schedule applies to the T3 Program Engine Services on Customers seven (7) 737-300 SF Aircraft, a list of which, including a list of the Engines subject to this Schedule, is set out in Annex 1.

(2)	Definitions

Unless the context otherwise requires, for the purposes of this Schedule, the following terms shall have the following meanings:

“Abuse” means, any Engine operations which do not comply with the Manufacturer’s operating instructions and limitations. Engines should also be operated within CFMI’s recommended operating procedures for performance retention and to avoid premature engine removal; e.g., de-rated thrust take-off using only the level required for the prevailing conditions, implementation of a water wash program, application of warm-up and cool-down periods. Lack of implementation of these ‘best operating’ procedures and resultant excessive EGTM deterioration will constitute ‘abuse’ within the framework of this Schedule.

“Bench Stock” means those expendable or consumable items routinely replaced during the inspection, repair or maintenance of Equipment, whether or not such items have been damaged, and other items that are customarily replaced at each inspection or maintenance period.

“Cycle” means one (1) take off and subsequent landing to a full stop of an Aircraft, including touch and go to a full stop.

“CSLSV” means the number of Cycles an Engine has completed since its last Shop visit.

“CSN” means the number of Cycles an Engine has completed since manufacture.

“Delivery” shall mean, in respect of any item of Equipment, the pickup of such item of Equipment by Supplier or a representative of Supplier at the applicable Supplier Facility.

“Deliver” shall mean the act by which Customer accomplishes Delivery.

“Dollars” shall mean the lawful currency of the United States of America.

“Designated Repair Station” shall mean the facilities of Israel Aircraft Industries, Ltd, Bedek Aviation Group, Engines Division, Ben Gurion International Airport, Israel.

“Engine” shall mean, a CFM56-3 B1 or 3B2 bare (i.e., without QEC) Engine, plus its essential controls and accessories as described in the engine manufacturer’s specification manuals, and the parts incorporated therein.

“Engine LRU” shall mean those line replaceable units in respect of a bare Engine.

“Engine Refurbishment” shall mean all scheduled and un-scheduled off-wing Engine repair accomplished for each module/Engine in accordance with minimum workscope, performance workscope, or full workscope levels, as defined in the Workscope Planning Guide.

“Equipment” shall mean an individual or collective reference, as appropriate, to Customer’s Engines, Engine modules, Engine assemblies and sub-assemblies, Engine mounted controls and accessories, and the parts incorporated therein.

“Exchange Part” shall mean any Part or component provided from Supplier’s (or its subcontractor’s) inventory, whenever possible, to replace any un-Serviceable Part or component in order to expedite Repair/Overhaul of an Engine. An Exchange Part shall be of the same configuration/build standard as the replaced Part or component.

“Flight Hour” shall mean each hour or part thereof elapsing from the moment at which the wheels of an Aircraft leave the ground on the take-off of such Aircraft until the wheels of such Aircraft touch the ground on the landing of such Aircraft following such take off and recorded in such Aircraft’s log book.

“Foreign Object Damage” or “FOD” shall mean, any damage to an Engine caused by impact or ingestion of a foreign object, which does not allow the further airworthy operation of such Engine and this requires its removal from an Aircraft according to the CFMI Engine Shop Manual.

“Full Core Performance Restoration” shall mean the Services performed during an MCAP Shop Visit of an Engine, in which, at a minimum, the major modules, which shall include, without limitation, the compressor, combustor and high-pressure turbine of an Engine are exposed and subsequently refurbished, consistent with such Engine’s Performance Workscope.

“GECAS” shall mean GE Commercial Aviation Services LLC, and its affiliates and successors, lessor of the Aircraft to Customer.

“Hot Section Restoration” shall mean Engine Refurbishment at its Performance Workscope Level as per the CFM 56-3 Workscope Planning Guide, dated June, 2000, and as amended, to be performed to the high pressure turbine of an Engine sub-module, as required.

“IOD” shall mean damage to an Engine caused by impact or ingestion of an internal object, which does not allow the further airworthy operation of such Engine and this requires its removal from an Aircraft according to the CFMI Engine Shop Manual.

“Man-hour” shall mean the allocation of one (1) man to any specified task, including the supervision/inspection of that task, for an elapsed time of one (1) hour or pro-rata part thereof.

“Manufacturer” shall mean the original equipment manufacturer of a Part or a component on an Engine.

“Part” shall mean one piece, or two or more pieces joined together, which are not normally subject to disassembly without destruction of designed use.

“Preliminary Workscope” shall mean the document submitted to Supplier by Customer which (A) identifies the Equipment by type and serial number, (B) describes the Services requested to be performed on such Equipment, and (C) includes detailed information on the Equipment removal cause, current LLP status and current LLP rebuild specification, Airworthiness Directive status, and any other technical data required to process such Equipment.

“QEC” shall mean a kit consisting of air ducts, major components, fuel and air hoses, electrical wiring and Engine mounts necessary for adapting an Engine to the appropriate Aircraft.

“Redelivery” shall mean the occurrence of the return of an item of Equipment by Supplier or a representative of Supplier to the designated (by Customer) Facility. “Redeliver” shall mean the act by which Supplier accomplishes Redelivery.

“Repair” shall mean the restoration of an Engine or any of its Parts and/or components to a Serviceable Condition.

“Return Conditions” shall mean the engine lease return conditions for the Aircraft specified in the aircraft leases between GECAS and Customer, a copy of which is annexed hereto as Annex 1A.

“Sage Data” shall mean Engine condition monitoring data collected from Engine operation.

“Turn Time” or “Turn Around Time” or “TAT” shall mean the number of calendar days between Delivery and Redelivery of Customer’s Equipment, exclusive of public holidays observed by the Designated Repair Station.

“T3 Program Engine Services” shall mean all those services described in this Schedule as such.

“TSLSV” shall mean the time, expressed in hours of operation, and Engine has completed since its last shop visit.

“TSN” shall mean the time, expressed in hours of operation, an Engine has completed since manufacturer.

“Workscope” shall mean a document written and approved by Supplier’s engineering staff describing the prescribed repair or approach to repair of identified Equipment to meet the requirements of a Repair Specification for such Equipment. A Workscope shall be developed by Supplier, based upon the Preliminary Workscope and the actual condition of the Equipment, and shall be submitted by Supplier to Customer for Customer’s approval, such approval not to be unreasonably withheld, conditioned or delayed. A Workscope shall, at such time of Customer’s approval, supersede the Preliminary Workscope and shall be utilized by Supplier in the performance of the Services on the referenced Equipment.

“Workscope Planning Guide” shall mean CFMI’s Workscope Planning Guide in its latest revision as of the Commencement Date and as updated from time to time.

(3)	Interpretation

3.1	Any expression in the singular shall, where the context requires, include the plural and vice versa.

3.2	In this Schedule all references to “Sections”, “Sub-sections”, “Paragraphs”, “Sub-paragraphs”, “Appendices” “Annexes” and “Exhibits” are to Sections, sub-sections, paragraphs, sub-paragraphs, appendices, annexes and exhibits to this Schedule, unless expressly stated otherwise.

3.3	Section headings are inserted for convenience of reference only and shall be ignored in the construction of this Schedule.

3.4	Any technical expressions used in this Schedule and not defined herein shall, unless the context otherwise requires, have the meanings specified in the latest edition from time to time of the World Airlines Technical Operations Glossary (WATOG) published by the International Airline Transport Association. Where a definition does not appear in WATOG, then reference shall be made to the World Airlines Suppliers Guide (WASG), provided that WATOG shall take precedence in the case of any conflict of definitions.

(4)	Objective

This Schedule details the scope of the T3 Program Engine Services to be supplied by Supplier to the fourteen (14) Engines on Customer’s 737-300 SF Aircraft.

Supplier shall perform the T3 Program Engine Services at the Site or at another FAA approved base maintenance facility approved in writing between the Parties from time to time. For the avoidance of doubt, the performance of T3 Program Engine Services at any such other FAA approved maintenance facilities shall not diminish Supplier’s obligations to Customer in respect thereof, as provided in this Schedule.

Note: The provision of the T3 Program Engine Services on the terms, and subject to the conditions, contained in this Schedule is based on the assumption that the Engines will be operated (i) in the case of the 3B1 Engines, at 20,000 pounds of thrust; and (ii) in the case of the 3B2 Engines, at 22,000 pounds of thrust with a de-rate average of 10% or if operated as 3B1s, shall comply with (i) above, provided that all 3B2 Engines operating at such thrust which have a turbine control timer installed, must have it operational. (It is understood that 3B1 cannot be de-rated below 18,500 pounds of thrust).

5.	T3 Program Engine Services

5.1	Entry conditions for Customer’s 3B1 and 3B2 Engines:

•	Minimum build-up requirement for each Engine entering the T3 Program shall be 3,000 remaining cycles at 20,000 and 22,000 pounds of thrust for the 3B1 and 3B2 Engines, respectively. Adjustment in price may be made if an Engine enters the Program with less than the minimum build-up requirement from its last shop visit.

•	Each Engine must undergo a video borescope prior to entry into the T3 Program and pass with no restrictions or impediments in accordance with Manufacturer recommendations (no “on-wing watch on” items), to be performed by Supplier at its cost.

•	Each Engine must have sufficient EGT margin (“EGTM”) for the remaining Cycles upon entry into the T3 Program, as follows:

	Remaining Cycles	Minimum EGT margin
	per Engine	on-wing at
Engine Type	nameplate	sea-level
3B1 operated at 20K lbs. thrust	3000	25 deg. C.
3B2 operated at 20K lbs. thrust	3000	25 deg. C.
3B2 operated at 22K lbs. thrust	3000	13 deg. C.

In respect of each Engine entering the T3 Program, for each additional 1,000 Cycles remaining, such Engine should have a sufficient EGTM to remain on-wing in accordance with standard rates of deterioration as published by CFMI.

The EGTM for each Engine’s entry into the T3 Program shall be measured by either (1) SAGE Data on take-off or (2) Maximum Power Assurance (MPA) on-wing in accordance with the Manufacturer’s manual. If an Engine does not comply with the above entry conditions, then an adjustment in price may be made.

•	Customer shall provide all relevant Engine documentation for each Engine prior to entry into the T3 Program, including records of all LLPs, TSLSV/CSLSV, TSN/CSN, SAGE Data, last shop visit records, list of SBs/ADs incorporated, and configuration data issued by CFMI, to the extent Customer has these in its possession or which are readily obtainable by Customer without unreasonable effort.

•	Engines which have not undergone a shop visit prior to the Commencement Date of this Agreement or which have had their last shop visit performed by IAI or by a comparable shop facility approved by, and which is acceptable to IAI (such approval and acceptance not to be unreasonably withheld by Supplier), shall be admitted to the T3 Program, subject to final evaluation by Supplier prior to receipt of an Engine. Notwithstanding the foregoing, if the most recent shop visit shall have been performed and monitored under the supervision of GECAS, this provision shall not apply.

•	Engines that have undergone repairs at a third party and which are accepted into the T3 Program are subject to the right of Supplier to conduct a detailed evaluation. Such evaluation may include TSLSV/CSLSV, nature and extent of maintenance services performed at most recent shop visit, Engine hardware configuration and number of repairs performed, reputation of previous shop, inspection of Engine, Engine borescope, and full review of all technical records and data concerning the Engine.

5.2	Supplier shall provide comprehensive off-wing maintenance coverage for Customer’s 3B1 and 3B2 Engines pursuant to this Schedule for both scheduled and unscheduled engine removals, in accordance with FAA regulations, applicable Manufacturer specifications, the Manufacturer’s Engine Service Manual and IAI’s engineering procedures and recommendations, FAA-authorized repairs (no FAA PMA Parts). Workscope Planning Guide (latest revision), in effect on the Signature Date, or future versions that will appear from time to time, as detailed below (together, the “Work Standard”). At all times, Supplier shall provide the latest version. Should the latest version impose considerable financial burdens on Supplier, both Parties will meet to find an equitable solution to such financial burden. For the avoidance of doubt, Supplier shall not use FAA-PMA parts or perform FAA-DER repairs unless authorized in advance by Customer.

5.2A	Supplier shall assume all responsibility including financial responsibility for the Return Conditions for the Engines that Customer is required to meet in accordance with the aircraft leases. This shall include, but not be limited to: scheduling shop visits to meet minimum time and cycles remaining since overhaul and minimum LLP life at re-delivery to lessor, responsibility for meeting minimum EGTM upon return to lessor and responsibility for correcting boroscope findings not occasioned by FOD or negligent operation by Customer, all in accordance with the lease Return Conditions for the Engines.

5.3	Shop Visits

5.3.1	Each Engine will undergo Core Performance Restoration Shop Visits and/or Hot Section Restorations as required and recommended by IAI engineering and in consultation with Customer (the Workscope for Full Core Performance Restoration is attached hereto as Annex 2).

5.3.2	Shop Visits to correct known defects or performance deterioration beyond service limits, which cannot be corrected on wing.

5.3.3	Shop Visits for scheduled maintenance as recommended by IAI or due to LLP replacement and agreed to by Customer.

5.3.4	Shop Visits that cannot be accomplished on-wing, after all reasonable troubleshooting actions have been carried out by Customer or Supplier.

5.3.5	During Shop Visits Customer will give consideration to the following return conditions and will build the engines as appropriate with sufficient LLP life and EGT margin remaining as expected to meet these terms.

IAI will consult with GECAS on all workscopes.

5.3.6	Return conditions at end of Term shall be not less than 3,000 remaining Cycles and not less than 3000 Engine Flight Hours on-wing to the next Engine Refurbishment and are subject to max MPA runs and sufficient EGTM to remain on-wing for the remaining Cycles as per table in Sub-paragraph 5.1 above.

5.4	The T3 Program Engine Services shall include:

•	Off-wing comprehensive Engine maintenance for both scheduled and unscheduled Engine maintenance, including material, labor, LLPs, bare Engine component repair, shop test, as necessary, to return an Engine to a Serviceable Condition, which shall include the following:

1.	Incoming Inspection,

2.	Disassembly (as required).

3.	Cleaning.

4.	Non-Destructive Testing (N.D.T.).

5.	Inspection and repair or replacement of Removed Engine Parts, Subassemblies, Modules.

6.	Re-Assembly of Modules.

7.	Balancing of rotating Modules and High Speed Grinder.

8.	Re-Assembly of Engine.

9.	Test cell run of Engine.

10.	Post-test inspection.

11.	Preservation for twelve months.

12.	Preparation of Engine for airfreight shipment on Customer furnished equipment, consisting of Engine stand with cradle, together with preparation of empty stand for the Engine to be removed, except that Supplier shall provide, as needed (i) an extra cradle for transportation and (ii) one (1) sling kit. Such Engine will be Redelivered with full QEC (without nose cowl), unless such Engine was Delivered without a full QEC, in which case, it shall be Redelivered without a full QEC.

with guaranteed Customer fleet-wide average EGTM levels (after Shop Visits), such average to be determined after six (6) Engines have undergone Shop Visits for a Full Core Performance Restoration Workscope in accordance with the Workscope Planning Guide, as follows:

•	3B1: 65 degrees C at hot-day takeoff at sea level.

•	3B2: 35 degrees C at hot-day takeoff at sea level.

•	LLP replacement Shop Visits. All LLPs to be installed by Supplier shall have full back to birth traceability, reasonably acceptable to Supplier prior to installation, in addition, Supplier is expressly forbidden to replace any Customer owned LLPs which have lower life remaining or value regardless of having minimum built life requirements. All LLPs removed from an Engine shall become Supplier property and may be installed on other Engines in the T3 Program.

•	Perform line station repairs to avoid Shop Visits, at Supplier’s option only (such option to be exercised with due care) and in consultation with Customer.

•	Engine testing, including fuel and oil.

•	Program Management, including Engine Condition Monitoring (ECM) and SAGE Engineering Support, including Cycles and Flight Hours control based upon information received on a monthly basis from Customer.

•	Repair incidental minor damage, FOD/IOD, up to $20,000 per Shop Visit discovered during a Shop Visit. For reasons of clarity, the term FOD/IOD will not include LLPs and normal wear, tear and erosion.

•	Incorporation of Category 1-3 SBs, higher category SBs at Supplier option only and to extend time on-wing (e.g., reliability improving modifications), all Alert SBs and ADs (known at time of proposal) which occur at a Shop Visit up to a maximum of $20,000 per Engine per Shop Visit (not including optional coverage; i.e., categories 4-9 per CFMI recommendations and new ADs).

•	Roundtrip transportation to/from the applicable Customer Facility.

5.5	Spare Engine Program

•	Spare Engines Availability for scheduled Shop Visits: Not less than twenty-four (24) hours prior to removal of an Engine for a scheduled Shop Visit, Supplier will provide a spare Engine (a “Spare Engine”) with the same configuration as the removed Engine for Customer’s use during such scheduled Shop Visit, subject to the Parties mutually agreed to schedule of planned Engine removals during the term.

•	For unscheduled removals of an Engine, Supplier will use its best efforts to provide a Spare Engine to Customer within forty-eight (48) hours of notification by Customer. If Supplier cannot procure such Spare Engine, Customer shall procure such Spare Engine on the best commercial terms available to it at that time.

•	Article 5.12.2 of this Schedule shall apply to payment for supply of spare engines for both scheduled and unscheduled engine removals.

•	While Customer has custody of a Spare Engine, Customer shall (i) operate such Spare Engine in accordance with the operating parameters and, in all events, within the Flight Hours to Cycles ratio, that it was operating the Engine being replaced by such Spare Engine, (ii) bear full risk of damage to, or loss of, such Spare Engine and extend the coverage of the insurance policies it is maintaining pursuant to Article XIII of the General Terms Agreement to cover such Spare Engine; and (iii) generally deal with such

Spare Engine with the same standard of care with which it deals with its own engines.

•	Upon the Redelivery of the Engine that had been replaced and, in all events, no more than forty-eight (48) hours thereafter, Customer shall return the Spare Engine to Supplier at the Site.

•	In the event Customer fails to return a Spare Engine in accordance with the provisions of the redelivery provisions the immediately preceding sub-paragraph, then, commencing with the first day after such Redelivery by Supplier, and until Customer actually redelivers such Spare Engine to Supplier at the Site, Customer shall pay to Supplier the sum of US$ 1,500 per day (pro rata for partial days).

5.6	Supplemental Work

•	Supplemental work shall consist of all other services not specifically included in the T3 Program Engine Services, and agreed through a cost estimate approved by Customer before a service is performed.

•	SB and AD Coverage for Optional SBs (categories 4-9 per CFMI recommendations and excluding modifications for the sole benefit of Supplier) and new ADs to be charged case-by-case on Supplemental Work basis, excluding future ADs and SBs with the same intent as an earlier version, where only the incremental cost will be on a Supplemental Work basis.

•	QEC repair and/or replacement (which is covered under Schedule No. 3).

•	Services performed at the request of Customer.

•	Services exclusively required as a result of:

•	an accident; and/or

•	a Shop Visit required as a result of FOD (other than incidental FOD, as to Engines only, up to $20,000, discovered during a Shop Visit).

•	A Shop Visit required due to a Manufacturer design defect or manufactured part, excluding normal wear, tear and erosion. Supplier will assist Customer in applying for /administering each Manufacturer’s warranties.

•	Customer requested SBs that are not initiated by Supplier.

•	An Act of God.

•	Improper or negligent installation, operation or maintenance of Customer’s Equipment not in conformance with Manufacturer manuals.

•	Experimental tests applied to equipment.

•	Use of Parts, components or modules non-compliant with or not authorized by the FAA.

•	Engine non-conformance with the required Manufacturer’s configuration.

•	Engine accessories test, repair and overhaul, the fixed labor charges for which are set out in Annex 3.

•	Cost of the repair above 65% of its replacement cost of an Engine damaged Beyond Economic Repair (“BER”). For the purposes of this Agreement, an Engine shall be considered to be BER when the cost of restoration or repair of such Engine exceeds sixty-five percent (65%) of the replacement cost for a comparable replacement engine, unless market conditions are such that a replacement engine is less expensive than the cost of a repair. In such case, Customer may opt to buy a replacement engine.

5.7	Program Management

Supplier shall appoint a Program Manager, who in addition to the duties described in Article 3(1)(D) of the General Terms Agreement, shall provide:

w	A Supplier developed Repair Specification to be shared with Customer and consistent with OEM specifications.

w	Consistent implementation of a Repair Specification throughout the term of this Schedule.

w	Interpretation, analysis, support and recommendations regarding Sage Data.

w	Customer focal point for scheduling Shop Visits.

w	Engine Record-keeping and documentation.

w	An option to Customer to place a designated repair representative at Supplier’s Designated Repair Station to monitor repair processes under this Schedule, at its own cost and expense. Supplier shall provide such representative with office facilities, including access to telephone, fax and internet, with copy services nearby.

5.8	Supplier Repair Procedures. The following procedures shall govern the performance of Services on Equipment.

5.8.1	Preliminary Workscope. Upon completion of a strip down and parts inspection, Supplier shall submit to Customer an initial findings report for review and a list of major parts requiring replacement or rework, a Preliminary Workscope and cost estimate approval form for Customer’s authorization of such work.

5.8.2	Records Furnished by Customer. Customer shall, at least seven (7) days prior to the time of Delivery of Equipment (or with the Equipment, in the case of an unscheduled Shop Visit) for a Shop Visit, provide Supplier all information and records necessary for Supplier to establish the nature and extent of the Services required to be performed on the Equipment and to perform such Services. Such information and records shall include, but are not limited to:

A.	The cause of Equipment removal (reason for such Shop Visit);

B.	Applicable Engine log books detailing work performed at the most recent Shop Visit, any reported defects or incidents during operation since such most recent Shop Visit, with a description of the action taken, and significant operational characteristics experienced during the last flight prior to such Shop Visit;

C.	SB and AD status/requirements;

D.	TSN for each Engine;

E.	TSLSV for each Engine, module, component and accessory;

F.	CSN for each Engine;

G.	CSLSV for each Engine, module, component and accessory;

H.	Record of change of Parts during operating period prior to such Shop Visit and reason for removal;

I.	TSN, CSN, TSLSV, CSLSV time since overhaul (“TSO”) and cycles since overhaul (“CSO”) on all LLPs;

J.	Back to birth history certificate indicating history from zero TSN/CSN on all LLPs;

K.	Customer inventory of Equipment “as shipped”, including (when applicable) a description of the external Engine configuration;

L.	Engine oil used (for Engines);

M.	Historical log (for parts and accessories);

N.	Module log cards (if applicable);

O.	CFMI EDS Report of Last Shop Visit, if available (whether or not such shop visit was under this Schedule); and

P.	Engine on-wing performance trend data generated utilizing trend monitoring programs such as ADEPT or SAGE (if available).

Customer’s failure to furnish necessary information and records shall result in a delay in induction of the Equipment for repair, delay in Turn Time, and may necessitate premature LLP replacement.

5.8.3	Receiving Inspection. Following Delivery of an item of Equipment for a Shop Visit, Supplier shall accomplish a standard receiving inspection and shall provide a copy of the results of such receiving inspection to Customer. Customer shall be notified of any components, parts and line replaceable units found to be missing or damaged in transit, as more fully described in the Master Agreement.

5.8.4	Disassembly, Inspection, Workscope. Upon receipt of Equipment, Supplier shall disassemble, clean, and inspect the Equipment. Upon completion of its inspection, Supplier shall recommend a Workscope to meet the requirements of the applicable Repair Specification.

5.8.5	Work in Progress Reports. Supplier shall provide Customer with a weekly work in progress report, describing the progress of the Repair work from initial receipt until Redelivery.

5.8.6.	Repair and Reassembly. Supplier shall Repair and reassemble each item of Equipment in accordance with the requirements of its Workscope. Supplier may, in its discretion, incorporate Designated Engineering Representative (“DER”) repairs for Equipment. Supplier shall determine the Parts required to repair Equipment, and may, to the extent Customer does not furnish such Parts, elect to use new Parts, overhauled Parts, FAA PMA Parts and/or Parts in Serviceable condition from Supplier’s Rotable Parts Inventory to replace Customer’s repairable Parts (such Parts covered under Schedule 3). For the avoidance of doubt, Supplier shall not use FAA-PMA parts or perform FAA-DER repairs unless authorized in advance by Customer.

5.8.7	Test. Supplier shall test an item of Equipment in accordance with its Workscope.

5.8.8	Records Review — Certification. Supplier shall accomplish a review of Equipment records to ascertain that Equipment has been repaired in accordance with its Workscope. Serviceable Equipment shall be tagged with the appropriate Serviceable tag recognized by the FAA.

5.8.9	Preparation for Redelivery. Supplier shall prepare and package Equipment in Customer supplied shipping stands or containers for Redelivery in accordance with Supplier’s standard commercial practice, unless otherwise agreed between the parties. For Engines, Supplier shall preserve the fuel and lubrication systems prior to Redelivery in accordance with the applicable Manufacturer manual requirements. Supplier shall comply with the reasonable written instructions of Customer as to markings to be placed on invoices, bills of lading, packing lists, correspondence and shipping containers.

5.8.10	Redelivery. Equipment shall be Redelivered in accordance with CFM56 Transportation Reference Guide, March 1, 1999, and as amended.

5.8.11	Supplier Documentation.

At Redelivery of an item of Equipment, Supplier shall provide Customer with a records package in connection with Services performed on such item of Equipment, and shall retain a copy of such records. Such records shall include:

A.	Major Repair/Alteration Certification FAA No. 337, including AD compliance;

B.	FAA Form 8130—3 for accessories and Engines;

C.	Cycle limited parts log (full traceability for LLPs);

D.	Serviceable tag for Serviceable Equipment;

E.	Shop Preliminary Finding Report;

F.	Scrapped Parts List;

G.	Major Parts and Accessory Change Records;

H.	List of SBs/ADs incorporated and status;

I.	Test cell report; and

J.	Original records and related documentation furnished by Customer.

Supplier shall provide the following records to Customer within fifteen (15) calendar days after Redelivery of an item of Equipment and shall retain a copy of such records:

A.	Shop Visit final report;

B.	Off/On log; and

C.	Service Bulletin status report.

5.9	Miscellaneous Customer Responsibilities.

5.9.1	Designated Representative. Customer shall designate in writing one (1) or more of its full time employees as a representative to Supplier (each a “Designated Representative”) during the term of this Schedule. Such Designated Representative shall act as the liaison between Supplier and Customer and shall have the authority to represent Customer in all matters relating to the Services requested hereunder, including, without limitation, approving or authorizing Changes to Workscopes, making final decisions as to the correction or other disposition of non-routine items, and authorizing the performance of repairs on an overtime basis and Supplemental Work.

5.9.2	Timely Authorization. Customer’s Designated Representative shall provide approvals and authorizations in connection with the Services provided under this Schedule in a timely manner, but in no event greater than two (2) business days following receipt of a request from Supplier for an approval or authorization.

5.9.3	Shipping Stands and Shipping Containers. Customer shall provide all necessary and appropriate shipping stands (except (i) in the case of a Spare Engine, which is provided with an engine stand, and (ii) that Customer may request that Supplier provide an engine stand, in which event, if so supplied by Supplier, Customer shall pay the round trip transportation costs (inclusive of insurance costs) for such engine stand), shipping containers, mounting adapters, inlet plugs and covers, as may be required by Supplier in order to package Equipment for transport.

5.9.4	Delivery of Engines. Engines shall be delivered with full QEC to enable a full test to be completed.

5.9.5	Supply of LLPs. GECAS shall supply all LLPs to the Designated Repair Facility at least seven (7) days before the applicable Engine is Delivered, which LLPs shall have a remaining life, at the time of such supply by GECAS, such that, assuming normal use of the applicable Engine that Customer is required to return such Engine to GECAS, the LLPs on such Engine will able to meet the Return Condition.

5.9.6	Regulations and Revisions. Customer shall identify any special FAA or other regulatory agency rules, directives or regulations, including any revisions thereto, affecting a Repair Specification, or any Services to be provided hereunder.

5.9.7	Forecast. At no expense to Supplier, Customer shall make available to Supplier, a forecast of operational and maintenance program schedules, fleet operational status, Engine/aircraft flying hours and cycles, scheduled Engine or Engine module removals, and such other relevant information as to enable both parties to manage resources to accomplish the forecasted workload. Such forecast shall be made available by Customer to Supplier quarterly (no later than fifteen (15) days prior to the end of the previous quarter) on a rolling annual basis, unless otherwise agreed in writing. The parties shall mutually agree as to the format and content of such forecast.

5.9.8	Input Notice. Customer shall advise Supplier of its intention to Deliver Equipment prior to dispatch of such Equipment and shall make every reasonable effort to provide incoming transportation information in writing to Supplier at least seven (7) calendar days prior to Delivery of Customer’s Equipment to the Designated Repair Station. Customer shall not Deliver to Supplier piece parts or components separate from the Equipment without the written consent of Supplier. Supplier shall not be obligated to induct more than one Engine of each type per calendar day.

5.10	Turn Around Time

5.10.1	Turn-Time. Turn-Time will be (i) sixty-five (65) days for Full Core Performance Restoration only; and (ii) seventy (70) days for Full Core Performance Restoration and LPT or fair and booster disassembly to piece parts, from readiness for pick-up of an Engine at the applicable Customer Facility, to Redelivery back to such Customer Facility.

5.10.2	Interruption of Service. If Services on an item of Equipment are interrupted due to (A) circumstances described as an Excusable Delay in the General Terms Agreement, (B) Customer’s failure to timely provide Supplier with information, records, approvals, authorizations or parts to enable Supplier to proceed with the timely processing of such item of Equipment, or (C) such item of Equipment having been delivered to Supplier with either transit-caused damage or missing parts, and Customer or Supplier cannot immediately supply replacement parts for such missing or damaged parts, then the estimated Turn Time for such item of Equipment shall be extended by the period of such delay.

5.10.3	In the event the Turn Time for an Engine (a “Delayed Engine”) is greater than as provided in 5.10.1 above, adjusted under 5.10.2 above, then Supplier shall pay to Customer, the actual direct costs of Customer for actual daily leasing fees including all transportation and insurance costs for a Spare Engine leased by Customer from a third party or Supplier’s affiliate, Israel Aircraft Industries Ltd. in accordance with this Agreement to replace the Delayed Engine until Redelivery of such Delayed Engine shall have occurred. . Supplier acknowledges that, given the business sector in which Customer operates, Turn Time is an essential element of this Schedule.

5.11	Subcontracted Services

Supplier has subcontracted to IAI the performance of the Services on Customer’s Engines. IAI may further subcontract any portion of the Services to be performed on Customer’s Equipment. Any such further subcontracted Services shall be performed in accordance with the requirements of the applicable Workscope and the applicable FAA directives and may only be further subcontracted to a subcontractor with a valid FAA repair license which is approved by IAI in accordance with FAA requirements; and all such subcontracted Services shall include the provision of an 8130 tag. Subcontracting of any Services hereunder shall not relieve Supplier of its performance obligations set forth in this Schedule.

5.12	Pricing

5.12.1	In respect of the T3 Program Engine Services set out in Sub-paragraph 5.4 above, Customer shall pay to Supplier the applicable Flight Hour Rate per Engine per month set out in the following table:

Thrust (1)	Flight Hours/Cycle	Flight Hour Rate
20,000 lbs.	1.5/1	$	*****
20,000 lbs	2/1	$	*****
22,000 lbs.	1.5/1	$	*****
22,000 lbs.	2/1	$	*****

(1)	For both Engine types.

(2)	For 3B2s operated as if they were 3B1s with derates to 20,000 and further derated as required in this Agreement for 3B1s, Supplier will prorate the Flight Hour Rate to the 20,000 pound Thrust rates above.

5.12.2	For Spare Engines in respect of both scheduled and unscheduled Shop Visits, Customer (y) shall continue to pay in respect of the Spare Engine, the Flight Hour Rates, and the Flight Cycle Rates and the Flight Cycle Rates for LLPs at the rate that it was paying to GECAS in respect of the Engine that is undergoing the Shop Visit; and (z) shall pay a daily rate for the use of such Spare Engine (the “Spare Engine Daily Rate”) that is comparable with then market daily rate conditions.

If Supplier cannot procure a Spare Engine for a scheduled or unscheduled Shop Visit, Customer shall do so and Customer (y) shall pay directly to the leasing company/lessor in respect of the Spare Engine, the Flight Hour Rates, and the Flight Cycle Rates for LLPs due under the lease with the leasing company/lessor ; and (z) shall pay directly to the leasing company/lessor the Spare Engine Daily Rate due under the lease with the leasing company/lessor. Supplier shall reimburse Customer for the difference between the actual cycle

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

and hour usage costs of the Spare Engine paid by Customer, and the cost of the cycle and hour usage costs that Customer was paying in respect of the Engine undergoing the Shop Visit.

5.12.3	In respect of the Supplemental Work set out in Sub-paragraph 5.6 above, Customer shall pay to Supplier the following charges:

(a)	Supplier’s labor rate for all Supplemental Work by Supplier’s subcontractor, IAI, shall be $***** per Man Hour.

(b)	In respect of materials:

(i)	new Parts (excluding LLPs) shall be charged at the applicable Manufacturer’s Catalogue List Price (“CLP”), plus an 8% handling charge (“H/C”) not to exceed (“NTC”) $ 3,000 per item and $ 4,000 per line item.

(ii)	overhauled condition (“OHC”) Parts shall be charged at 70% of CLP, plus an 8% H/C NTE $ 2,500 per item and $ 3,000 per line item.

(iii)	new LLPs shall be charged at the applicable Manufacturer’s then current CLP, plus an 8% H/C NTE $ 5,000 per LLP.

(iv)	LLPs in OHC shall be charged pro rata (the applicable Manufacturer’s then current CLP, prorated for remaining cycles), plus an 8% HC NTE $ 4,000 per LLP.

(v)	Exchange Parts provided shall be charged for cost of repair, plus a 4% (of applicable Manufacturer’s then current CLP) H/C NTE $ 2,500 per item and $ 3,500 per line item.

(vi)	sub-contracting services for ESM (Engine Shop Manual) repairs

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

shall be charged at invoice cost, plus an 8% H/C NTE $ 2,500.

5.12.4	Assumptions

(a)	The prices contained in Sub-paragraph 5.12 are based on the assumptions that:

(i)	a guaranteed annual minimum of 960 Flight Hours per Engine.

(ii)	a Flight Hour to Cycle ratio of 1.5/1 or 2/1.

(iii)	Engines will be operated at (i) in the case of 3B1 Engines, 20,000 lbs. of thrust and (ii) in the case of 3B2 Engines, 22,000 lbs. of thrust or operated as if they were 3B1 Engines; and in respect of all Engines operated at 20,000 lbs. of thrust, Customer will not change operation to a higher thrust category.

(iv)	Line maintenance (labor and materials) will be performed by Customer.

(v)	Customer’s “Major Operating Region” is the United States.

(vi)	Engines will be operated in accordance with CMFI recommendations for improved time on-wing, including (i) water wash program and (ii) cool down and warm up procedures.

(vii)	Customer is the user of all of the Engines, which it is leasing from GECAS.

(viii)	The Term of this Schedule continues for a full ten (10) years or the actual lease term of the aircraft, whichever is longer.

(b)	Supplier reserves the right to revise all charges payable under this Schedule in the event any of the foregoing assumptions change during the Term.

5.13	Terms of Payment

(a)	In respect of the first Shop Visit under this Schedule of each Engine, GECAS, and not Customer, shall pay to Supplier, at the time of Delivery of such Engine to Supplier, an amount, in respect of such Engine, equal to (y) the Flight Hour charges as of the date of Delivery to Supplier for such first scheduled Shop Visit, multiplied by (z) the actual Flight Hours of such Engine from its most recent Full Core Performance Restoration (or, if it shall not then have undergone a Full Core Performance Restoration, from its manufacture) up to the Commencement Date of this Schedule.

(b)	Payments of the Flight Hour Charges in respect of all Shop Visits after the Commencement Date, shall be made in accordance with the provisions of Article X(B) of the General Terms Agreement. The Guaranteed AFH provided in Article X(B)(3) of the General Terms Agreement shall be a fleet average of 960 Engine Flight Hours per Aircraft.

(c)	Escalation

All prices in this Schedule (i) are stated in 2004 US Dollars; and (ii) shall be adjusted annually on January 1, commencing with January 1, 2005, based on a change in the basket of elements calculated:

▪	as to 70% of each such price (allocable to materials): annual price change of CFM56 Spare Parts Catalogue, capped at 3.5% per year.

▪	as to 30% of each such price (allocable to labor): annual change in Labor Index (NAICS 336412) from the US Department of Labor, Bureau of Labor Statistics, of the average for the months of July, August and September of the previous year; capped at 3.5% per year.

6.	Parts Replacement Policy

In addition to, and as a supplement to, the provisions of Article 7 of the General Terms Agreement, Customer shall permit purchase of PMA parts by Supplier in non-rotating or gas-path areas following review by Customer’s program manager and Supplier engineering. Customer shall permit DER repairs subject to review by Customer program manager and Supplier engineering. Customer understands that, if it changes its policy regarding purchase of PMA parts or performing DER repairs, the Flight Hour Charges,

Additional Flight Hour Charges and Flight Cycle Charges may be adjusted accordingly. For the avoidance of doubt, Supplier shall not use FAA-PMA parts or perform FAA-DER repairs unless authorized in advance by Customer.

7.	Guarantees and Warranties:

Customer shall assign to Supplier all Manufacturer warranties that are assignable for the period of this Schedule.

7.1	Warranty

(1)	The warranty provisions of the General Terms Agreement shall be applicable hereto, except that they shall only be applicable in respect of the last Redelivery of an Engine prior to expiration of the Term.

(2)	For the purposes of this Schedule, the Warranty Periods shall be:

(a)	in respect of all Parts of Engines (other than accessories)	-	Eighteen (18) months or two thousand five hundred (2,500) Flight Hours, in each case, after the applicable Engine’s last Shop Visit, whichever occurs first.

(b)	In respect of accessories	-	Six (6) months or 1,500 Flight Hours, in each case, after the applicable Engine’s last Shop Visit, whichever occurs first.

8.	Term of Schedule

This Schedule shall commence upon acceptance of the first Aircraft by Customer from GECAS (the “Commencement Date”) and, unless sooner terminated pursuant to this Schedule or the Master Agreement, shall remain in effect for an initial period of ten (10) years or the actual term of the Aircraft leases with GECAS, whichever is longer. (the “Term”).

9.	Additional Provisions

(A)	The provisions of Article 1(E)[“BER Procedures"] of the General Terms Agreement are modified by the provisions of Sub-paragraph 5.6 of this Schedule

10.	Part of General Terms Agreement

This Schedule, when countersigned by the parties hereto, dated and numbered, shall be incorporated into, and form an integral part of, the General Terms Agreement. By their execution and delivery of this Schedule, the parties hereby reaffirm all of the terms and conditions of the General Terms

Agreement, except, as to this Schedule only, to the extent modified or deleted under Section 9 above.

All annexes to this Schedule are hereby incorporated herein and made a part hereof as if such annexes were set forth in this Schedule at length.

AVIATION SERVICES INTERNATIONAL, INC.
(Supplier)
By:

Print Name:

Title:

KITTY HAWK AIRCARGO, INC.
(Customer)

By:

Print Name:

Title:

For the purposes of Section 5.9.5 and 5.12.2 only.
GE CAPITAL AVIATION SERVICES, INC.

By:

Print Name:

Title:

ANNEX 1

[List of Engines and Aircraft
Subject to this Schedule]

	Aircraft Serial number	Engine Serial Number and Type
1	24022	CFM56-3B2 ESN 723103 CFM56-3B2 ESN 723347
2	23708	CFM56-3B2 ESN 722115 CFM56-3B2 ESN 722298
3	24462	CFM56-3B2 ESN 722374 CFM56-3B2 ESN 722408
4	24020	CFM56-3B1 ESN 858641 CFM56-3B1 ESN858928
5	23538	CFM56-3B1 ESN 722364 CFM56-3B1 ESN 720664
6	24902	CFM56-3B2 ESN 724778 CFM56-3B2 ESN 724802
7	24916	CFM56-3B2 ESN 727111 CFM56-3B2 ESN 726128

*	please insert correct engine type (3C1, 3B2, 3B1)

ANNEX 2

[Description of Services For Full Core Performance Restoration]

1.	Fan and Booster Major Modules

Disassemble into Sub-Modules (or piece parts if required), Inspect (repair any damage found) and Reassemble the following Sub-Modules:

•	Fan and Booster Module

•	No.1 and No. 2 Bearing Support Module

•	IGB and No. 3 Bearing Support Modules

•	Fan Frame Module.

2.	Accessory Drive Modules

Disassemble (for cause) from Engine, Inspect and Reassemble the following Modules: AGB Module, TGB Module.

3.	Core Modules – Performance Workscope

Disassemble to piece parts, Inspect (repair any damage found), Reassemble and Rework dimensions to meet required clearances of the following modules:

•	HPC Rotor Module.

•	HPC Forward/Rear Stator Module.

•	Combustion Casing Module.

•	HPT Nozzle Module.

•	HPT Rotor Module.

•	HPT Shroud and Stage 1 LPT Nozzle Module.

4.	Low Pressure Turbine Modules

Disassemble into Sub-Modules (or into piece parts if required), inspect (repair any damage found) and reassemble the following Sub-Modules:

•	LPT Shaft Module

•	LPT Rotor and Stator.

•	Turbine Frame Module.

•	No. 4 and 5 Bearing Inspection

5.	Engine Mounts (Front, AFT)

Inspect and repair as necessary.

6.	Turbine Exhaust Sleeve & Plug

Inspect and repair as necessary.

7.	QEC parts

Visual Inspection.

8.	Engine Accessories

Inspect and Repair / Overhaul as required.

General Notes

Supplier is authorized to use FAA/DER Repairs (substantiated by FAA 8110-3).

A replacement Part must be a Manufacturer approved Part and must not have been installed on an aircraft registered on a military aircraft register. In all cases the replacement Part must be in good operating condition, must not have been involved in any accident or incident, have as much useful life available until the next expected maintenance procedure, be of the same or a more advanced make and model and of the same interchangeable modification status as the Part it is replacing or is otherwise of an equivalent value and utility as the Part it is replacing.

At Customer’s option, LLPs may be supplied by Customer (at its own cost and expense) in accordance with minimum build-up requirements under this Schedule. Otherwise, Customer shall pay the Flight Cycle Rate for LLP usage under this Schedule.

Supplier will agree with Customer regarding WorkScope for Engines based on the recommendations contained in the Workscope Planning Guide.

Permanent Replacement.

If an Engine suffers an Event of Loss, then Customer shall permanently replace such Engine under and in accordance with the Leases, whereupon such replacement Engine shall be covered by this Schedule and such replaced Engine shall be removed from the coverage of this Schedule, any remaining funds accumulated under this Schedule or the Leases for Engine maintenance services with respect to the replaced Engine shall be carried over to, and then be applicable to, the replacement Engine, which shall be operated by Customer under the Leases.

Annex 3

[Schedule of Fixed Labor Prices for
Accessory Supplemental Work]

Only for Supplemental Work

CFM56-3 ACCESSORY REPAIR FIXED CHARGES (USD) FOR LABOR ONLY

	A.T.A		COMPLETE	REPAIR &	BENCH
ITEM/DESCRIPTION	NO.	TYPICAL P/N	OVERHAUL	TEST	TEST
Main Engine Control	73-21-13	8063-214	*****	*****	*****
Main Fuel Pump	73-11-11	708600-2	*****	*****	*****
Lube Unit	79-21-12	335-261-004-0	*****	*****	*****
Fuel Nozzle (including ultrasonic cleaning per nozzle each)	73-11-42	6840023M /E	*****	N/A	*****
Fuel Manifold (each)	72-41-04	9375M90G X	*****	*****	*****
Variable Stator Valve Actuator (each)	75-32-11	1211175-7 /010	*****	*****	*****
VSV & VBV Feedback cable (each)	75-32-21	9339M12P0X	*****	N/A	*****
T5. SENSOR	77-31-17	301-779-602-0	—	—	*****
T12 Sensor	73-21-42	301-771-601	—	—	*****
T2 Sensor (FIT)	73-21-71	8901-278	*****	*****	*****
CIT Sensor	73-21-22	8901-274	*****	*****	*****
Oil/Fuel Heat Exchanger	79-21-22	301-776-401	*****	—	*****
VBV Stop Mechanism	75-31-21	301-772-601	*****	*****	*****
Master Ball Screw Actuator	75-31-51	121666-7	*****	*****	*****
Ball Screw Actuator (each)	75-31-61	121664-3 /5	*****	*****	*****
Oil Scavenge Filter	79-21-31	335-260-701-0	*****	—	*****
HPT Clearance Control Valve	75-21-11	7061M31G0X	*****	*****	*****
Ignition Exciter Box (each)	74-11-12	9238M66P07	—	—	*****
Ignition Lead (each)	74-21-12	9339M26P X	—	—	*****
Ignitor Plug (each)	74-21-37	1374M13P0X	—	—	*****
Thermocouple Probe+ Harness (each)	77-21-24	SET	—	—	*****
Inlet Gear Box no.3 bering.	72-61-00	9995M18G06	*****	*****	*****
Accessory Gear Box	72-63-00	335-300-110-0	*****	*****	*****
Transfer Gear Box	72-62-00	335-300-010-0	*****	*****	*****
N1 Speed Sensor	77-11-13	320-094-001-0	*****	*****	*****
Core Speed Sensor ( N2 )	77-11-21	R-9974M83P01 S-9974M82P03	—	*****	*****
Oil Tank	79-11-13	335-261-203-0	*****	*****	*****
Servo Fuel Heater	73-11-22	45731-1251-1	*****	*****	*****
Sensor Vibration bearing No.1/4 (each)	77-31-15	301-776-902-0	—	—	*****
P.M.C	73-21-3x	7157M66P03	—	—	*****
FLEXIBLE SHAFT	75-31-31	121762-X	—	—	*****
VBV GEAR MOTOR at subcontractor	75-31-12	706400-X	*****	—	*****
HPTCC Timer Solenoid	75-21-23	301-787-401-0	*****	*****	*****

Notes:

1.	Material Replacement (charged at catalog price plus H/C) not included in above fixed prices.

2.	Major Repair of component housings not included in above fixed prices.

3.	Updated to November 2004, adjusted annually each subsequent November.

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

ANNEX 1A

Return Conditions

Redelivery Location:	Kitty Hawk Maintenance Base, Fort Wayne, Indiana or such other location as shall be mutually agreed by Lessor and Lessee
Engine Thrust Setting:	20,000 pounds
Minimum APU Limit:	1,500 Flight Hours remaining to next overhaul
Minimum Component Calendar Life:	12 months
Minimum Component Cycles:	2,500 Cycles
Minimum Component Flight Hours:	3,000 Flight Hours
Minimum Engine Cycles:	3,000 Cycles
Minimum Engine LLP Cycles:	3,000 Cycles
Minimum Engine Flight Hours:	3,000 Flight Hours
Minimum Landing Gear Calendar Time:	15 months
Minimum Landing Gear Cycles:	3,000 Cycles
Minimum Landing Gear Flight Hours:	3,000 Flight Hours
Redelivery Check:	Ex the next sequential “C” Check, or higher check if applicable, in block format so that all airframe inspections falling due within the next following 4,000 Flight Hours of operation in accordance with the Manufacturer’s Maintenance Planning Document have been accomplished
Required EGT Margin:	13°C, 25°C or 35C°
AD Compliance Period:	90 days
Additional Return Condition Requirements:	Yes, as set forth on Schedule G

DELIVERY CONDITION REQUIREMENTS

The Delivery Condition described below is solely a description of such condition precedent and shall not be construed as a representation, warranty or agreement of any kind whatsoever, express or implied, by Lessor with respect to the Aircraft or its condition, all of which have been disclaimed by Lessor and waived by Lessee as set forth in the Lease, including in the Common Terms Agreement.

For purposes of Schedule 4, Part 2 of the CTA:

Minimum APU Limit:	At least 1,500 hours of expected life remaining
Minimum Component Calendar Life:	12 months
Minimum Component Cycles:	2,500 Cycles
Minimum Component Flight Hours:	3,000 Flight Hours
Minimum Engine Cycles:	3,000 Cycles
Minimum Engine LLP Cycles:	3,000 Cycles
Minimum Engine Flight Hours:	3,000 Flight Hours
Minimum Landing Gear Calendar Time:	15 months
Minimum Landing Gear Cycles:	3,000 Cycles
Minimum Landing Gear Flight Hours:	3,000 Flight Hours

Schedulre “G”
Procedures And Operating Condition At Redelivery

On the Return Occasion the Aircraft, subject to ordinary wear and tear of a kind and to an extent consistent with similar aircraft engaged in commercial airline operations, will be redelivered to Lessor by Lessee in accordance with the procedures and in any event in the condition set out below. For the avoidance of doubt, any damage assessment and/or rectification criteria used in assessing the redelivery condition shall be as prescribed in the Manufacturer’s maintenance manual and/or the Manufacturer’s structural repair manual (“SRM”), as appropriate. Any damage outside the scope of the SRM shall require FAA 8110-3 certification or the equivalent certification by the civil aviation authority by the State of Design.

1.1	FINAL INSPECTION

Immediately prior to the Return Occasion, Lessee will make the Aircraft available to Lessor and Owner for inspection (“Final Inspection”) in order to verify that the condition of the Aircraft complies with the Lease. The Final Inspection will include, and be long enough to permit Lessor to:

(a)	inspect the Aircraft Documents and Records;

(b)	inspect the Aircraft (including an examination of all compartments and bays, with Lessee to open or remove panels as reasonably required by Lessor or Owner during the Redelivery Check), uninstalled Parts and the APU (including a complete video borescope inspection of the APU);

(c)	inspect the Engines, including (i) a complete video borescope inspection of (A) the low pressure and high pressure compressors and (B) turbine area (including combusters) and (ii) engine condition runs (including full take-off power engine run-up performed in accordance with the performance test in the Manufacturer’s maintenance manual, and the Engines shall not exceed corrected limits for all parameters using temperature corrected charts, and power assurance runs); and

(d)	observe a two (2) hour demonstration flight at Lessee’s cost (with Lessor’s and Owner’s representatives as on-board observers (to the extent permitted by FARs)).

Furthermore, Lessee acknowledges that a purchaser or the next operator of the Aircraft may need to inspect the Aircraft, the Engines and the Aircraft Documents and Records prior to redelivery and Lessee hereby agrees to cooperate reasonably at all times during the Term with Lessor, Owner and/or such purchaser or such next operator in order to coordinate, assist and grant access for the above inspections and/or meetings as necessary; provided that no such inspection shall unreasonably interfere with or materially interrupt Lessee’s normal use, operation or maintenance of the Aircraft.

Lessor or Owner, as the case may be, is responsible for and will indemnify Lessee against all Losses arising from the death or injury to any observer or any employee of Lessor or Owner, as the case may be, in connection with the inspection of the Aircraft under this Section 1.1.

1.2	GENERAL CONDITION

The Aircraft will:

(a)	be clean by major cargo airline standards immediately prior to redelivery and will be in the same configuration as at Delivery subject to any post-Delivery modifications, repairs or maintenance to the Aircraft which are permitted or required by the Lease;

(b)	have installed the full complement of equipment, parts, accessories, furnishings and loose equipment as when originally delivered to Lessee (and, in addition, shall include any post-Delivery modifications, repairs or maintenance which were paid for or otherwise provided by or on behalf of Lessor or which are required or permitted by the Lease or mutually agreed). The Aircraft (including the Aircraft Documents and Records) shall be in a condition suitable for immediate operations under FAR Part 121, without waiver, unless, subject to Lessor’s consent, the benefit of such waiver is applicable to the next operator of the Aircraft, or restriction (other than those applicable generally to aircraft of similar make and model); and if any of the engines or parts tendered for redelivery with the Aircraft is not one of the Engines or Parts referred to in the Certificate of Acceptance or a Replacement Engine installed pursuant to Section 8.11 (a) following an Engine Event of Loss in respect of an Engine, Lessor shall have no obligation to accept such engine or part unless Lessee furnishes to Lessor all the documents and evidence in respect of such engine or part in accordance with Section 8.11 (b), as if such engine were a Replacement Engine or such part were a replacement Part, and otherwise complies with such Section 8.11(b) with respect thereto;

(c)	have in existence a valid and effective certificate of airworthiness (and if required by Lessor, a valid and effective export certificate of airworthiness) issued by the Air Authority. In the case of an export certificate of airworthiness, such certificate shall not be issued any earlier than ten (10) days prior to the Return Occasion;

(d)	comply with the manufacturer’s original specifications as at the Delivery Date, except as modified during the Term in accordance with the Manufacturer’s service bulletins or letters, Airworthiness Directives, Air Authority approved data (all of which should have supporting State of Design approval) or otherwise as permitted by the Lease;

(e)	have undergone, immediately prior to redelivery, the Redelivery Check so that all Airframe and structural inspections, including but not limited to corrosion prevention and control program inspections falling due within the “C” Check interval as defined in the Lessee’s Maintenance Program or the Manufacturer’s Maintenance Planning Document (if, and

to the extent that, the Lessee’s Maintenance Program does not comply with the requirements of the Manufacturer’s Maintenance Planning Document), have been accomplished in accordance with the Lessee’s Maintenance Program on the Return Occasion;

(f)	have had accomplished all outstanding Airworthiness Directives affecting that model of Aircraft requiring compliance during the Term or within the AD Compliance Period; for this purpose, compliance shall be by terminating action if:

(i)	Lessee has complied by terminating action for other aircraft of the same model and series then operated by Lessee; or

(ii)	the latest date permitted by such Airworthiness Directive for required compliance by terminating action falls within the AD Compliance Period.

In no event shall there be any time extensions, waivers, deviations or alternative means of compliance with any Airworthiness Directives or other regulations that are non-transferable by Lessee.

(g)	have installed all applicable vendor’s and manufacturer’s service bulletin kits received free of charge by Lessee that relate to the Aircraft and, to the extent not installed, those kits will be furnished free of charge to Lessor;

(h)	be in such external livery (freshly painted) as may be requested by Lessor, such painting to include the fuselage, empennage, wings, engine cowlings and pylons, stripped (or sanded if only two or less coats of paint) and painted in accordance with standard industry practice, including any required re-balancing of flight controls and required re-weighing or recalculation of the Aircraft or the Aircraft weight;

(i)	have all signs and decals clean, secure and legible;

(j)	meet the requirements of FAR Part 36, Appendix C, Stage 3 noise compliance as in effect at the Delivery Date, without waiver or restriction;

(k)	have no open, deferred, continued, carry over, or placarded maintenance items or watch items and all log book discrepancies shall be cleared;

(l)	have had all repairs and damage requiring repetitive inspections or future upgrading repaired to a permanent repair standard such that future repetitive inspections or upgrading shall not be required; and

(m)	have all its systems serviceable and fully operational for their intended functions in accordance with the Manufacturer’s maintenance manual specifications.

1.3	COMPONENTS

(a)	If the Aircraft Lease Agreement specifies Minimum Component Flight Hours and/or Minimum Component Cycles, each Flight Hour and Cycle controlled Hard Time Component (other than the APU, but including the components installed on the APU) shall have not less than the Minimum Component Flight Hours and the Minimum Component Cycles of life remaining to the next scheduled removal, in accordance with the Lessee’s Maintenance Program or the Manufacturer’s Maintenance Planning Document (to the extent that Lessee’s Maintenance Program does not comply with the Manufacturer’s Maintenance Planning Document) and shall be supported by documentation indicating date of installation and by appropriate certification documentation indicating TSO and CSO in the form of JAA Form 1 or FAA Form 8130-3 as applicable; for this purpose “Hard Time Component” means any component which has a limited on-wing life in accordance with the Lessee’s Maintenance Program and which can have life fully restored through appropriate maintenance;

(b)	If the Aircraft Lease Agreement specifies a Minimum component Calendar Life, each Calendar Limited Component including safety equipment will have not less than its Minimum Component Calendar Life remaining to the next scheduled removal in accordance with the Lessee’s Maintenance Program or the Manufacturer’s Maintenance Planning Document (to the extent that Lessee’s Maintenance Program does not comply with the Manufacturer’s Maintenance Planning Document) and shall be supported by documentation indicating date of installation and by appropriate certification documentation indicating date of manufacture (where applicable) and date of overhaul in the form of JAA Form 1 or FAA Form 8130-3 as applicable; for this purpose “Calendar Limited Component” means any component which has a limited on-wing life in accordance with the Lessee’s Maintenance Program and which has a life limit specified as calendar time since manufacture or which can have life fully restored through appropriate maintenance;

(c)	Each “on-condition” and “condition-monitored” component will be serviceable and those components installed on the Aircraft within the last twenty-four (24) months shall be supported by documentation indicating date of installation and by appropriate certification documentation such as JAA Form 1 or FAA Form 8130-3;

(d)	[Intentionally omitted.]

(e)	If the Aircraft Lease Agreement specifies Minimum Component Flight Hours and/or Minimum Component Cycles, each Airframe Life-Limited Component will have not less than the Minimum

Component Flight Hours and the Minimum Component Cycles remaining to next expected removal and will be supported by certification documentation necessary to demonstrate total cycles accumulated since new; for this purpose “Airframe-Life Limited Component” means a component with an ultimate life which cannot be restored through appropriate maintenance.

1.4	ENGINES

(a)	Each Engine (or a Replacement Engine as and to the extent permitted by Section 1.2(b)) will be installed on the Aircraft and comply with the following:

If the Aircraft Lease Agreement specifies Minimum Engine Flight Hours and/or Minimum Engine Cycles and/or Minimum Engine LLP Cycles, each Engine will have not less than the Minimum Engine Flight Hours and Minimum Engine Cycles expected life remaining to the next expected removal and the life limited Parts shall have not less than the Minimum Engine LLP Cycles release life remaining. The expected life remaining will be determined by the inspection and checks accomplished by Lessor in accordance with the Lease which shall include the following:

(i)	full borescope inspection;

(ii)	analysis of trend data;

(iii)	sea level outside air temperature limit assessment if recommended by the Manufacturer as an appropriate means to determine engine condition (e.g., CFM 56 test CESM 15);

(iv)	maximum power assurance ground runs;

(v)	technical log analysis for a minimum of the previous three (3) months’ of operation;

(vi)	previous shop visit assessment (if applicable); and

(vii)	reference to the manufacturer’s maintenance manual;

(b)	Following the demonstration flight provided for by Section 1.1(d) of this Schedule 6 each Engine shall have just accomplished at the Redelivery Location a complete video borescope inspection of all Engine gas path modules, which inspection shall be performed at Lessor’s expense, and a power assurance run performed at Lessee’s expense in accordance with the Lessee’s Maintenance Program or Manufacturer’s maintenance manual and any defects discovered in such inspections which exceed the Engine manufacturer’s in-service limits shall be corrected at Lessee’s expense. Lessee shall cause such borescope inspections to be performed and to be recorded on videotape by an agency selected by Lessor and shall provide Lessor with a copy of such videotape on the Return Occasion. No Engine shall be on “watch” for any reason requiring any special or out of sequence inspection. Each such Engine shall comply with the operations specification of Lessee without waiver or exceptions. All items beyond the Engine manufacturer’s in-service limits shall be repaired;

(c)	If the Aircraft Lease Agreement specifies Minimum Engine LLP Cycles, each Engine Life-Limited Part will have not less than the Minimum Engine LLP Cycles remaining in accordance with the manufacturer’s then current limitations for the part number in question, and will be supported by certification documentation necessary to demonstrate Back-to-Birth Traceability; for this purpose “Life Limited Part” means a component with an ultimate life which cannot be restored through appropriate maintenance approved by the State of Design of the manufacturer and “Back-to-Birth Traceability” means certified documentation necessary to identify precisely where, when and with which aircraft operator the expired life and previous maintenance in relation to the Life Limited Part occurred since such Engine Life-Limited Part was new;

(d)	Each Engine will have no less than the Minimum Engine Cycles and the Minimum Engine Flight Hours before any defect, condition or restriction requires any inspection, testing, repair or replacement in accordance with the Engine manufacturer’s maintenance manual limits;

(e)	Each Engine will be in a condition to operate at a maximum rated take-off power at sea level under corner point or flat rate conditions and with the Required EGT Margin; and

(f)	Each Engine shall be rated at the Engine Thrust Setting and all redelivery conditions of this Section 1.4 are based on such Engine Thrust Setting.

1.5	FUSELAGE, WINDOWS AND DOORS

(a)	The fuselage will be free of dents and abrasions which exceed the limits specified in the Manufacturer’s maintenance manual or the SRM;

(b)	Cockpit windows will be free of delamination which exceeds the limits specified in the Manufacturer’s maintenance manual or SRM;

(c)	Cabin windows will be substantially free of blemishes and crazing and will be properly sealed;

(d)	Doors will be free moving, correctly rigged and be fitted with serviceable seals; and

(e)	To the extent that Lessee was provided with a dent, repair and scratch survey of the Aircraft exterior at Delivery (with specific locations) then

Lessee shall provide an updated survey to Lessor on the Return Occasion.

1.6	WINGS AND EMPENNAGE

(a)	Leading edges will be free from damage in excess of the limits specified in the Manufacturer’s maintenance manual or SRM; and

(b)	Unpainted surfaces of the wings and empennage will be polished.

1.7	INTERIOR AND COCKPIT

(a)	Lessor may carry out the inspections contemplated by Schedule 12. Lessee shall ensure that any replacements, repairs or repainting which are required in accordance with Schedule 12 are effected at Lessee’s cost. For the purposes of this Section 1.7 only, references in Schedule 12 to “Maintenance Manual” shall be deemed to refer to Lessee’s Maintenance Program manual.

(b)	Carpets and seat covers will be in good condition, clean and free of stains and meet FAR fire resistance regulations.

1.8	LANDING GEAR; WHEELS AND BRAKES

(a)	The Landing Gear and wheel wells will be clean, free of leaks and repaired as necessary;

(b)	Each installed Landing Gear shall have no more Cycles accumulated than the Airframe and, if the Aircraft Lease Agreement specifies Minimum Landing Gear Flight hours and/or Minimum Landing Gear Cycles and/or Minimum Landing Gear Calendar Time, in any event shall have not less than the Minimum Landing Gear Flight Hours and the Minimum Landing Gear Cycles and the Minimum Landing Gear Calendar Time to the next scheduled overhaul or removal, as the case may be, in accordance with Lessee’s Maintenance Program which shall not be less restrictive than the Manufacturer’s Maintenance Planning Document; and

(c)	The wheels and brakes will have not less than half of their useful life remaining.

1.9	RETURN OF AUXILIARY POWER UNIT (APU)

The APU shall have just completed a borescope inspection and shall meet all air outputs and temperature limitations under load in accordance with the Lessee’s Maintenance Program and the Manufacturer’s maintenance manual, and any defects discovered in such inspection, which exceed the APU manufacturer’s in-service limits, shall be corrected at Lessee’s expense. If the Aircraft Lease Agreement specifies a Minimum APU Limit, the APU shall have not more than the Minimum APU Limit.

1.10	CORROSION

(a)	The Aircraft shall be in compliance with the Manufacturer’s corrosion prevention and control program (CPCP) requirements as implemented in Lessee’s Maintenance Program. All CPCP inspections which would normally be accomplished while access is provided during structural inspection in accordance with the Lessee’s Maintenance Program during the Term shall have been accomplished;

(b)	The entire fuselage will be substantially free from corrosion and will be adequately treated in accordance with Lessee’s corrosion prevention program (which shall include the requirements of the Manufacturer’s Maintenance Planning Document); and

(c)	Fuel tanks will be free from contamination and corrosion and a tank treatment program will be in operation.

1.11	FUEL

At redelivery, Lessor will pay to Lessee or Lessee will pay to Lessor (as the case may require) a cash adjustment in respect of the difference in fuel on board at Delivery versus redelivery, at the then prevailing cost of fuel at the Redelivery Location.

1.12	MAINTENANCE PROGRAM

(a)	Prior to the Return Occasion and upon Lessor’s or Owner’s request, Lessee will provide Lessor or Owner or its agent reasonable access to the Lessee’s Maintenance Program and the Aircraft Documents and Records in order to facilitate the Aircraft’s integration into any subsequent operator’s fleet; and

(b)	Upon redelivery of the Aircraft, Lessee will, if requested by Lessor or Owner to do so, provide a certified true current and complete copy of the Lessee’s Maintenance Program to Lessor or Owner. Lessor and any Person to whom Lessor grants access to Lessee’s Maintenance Program shall agree that it will not disclose the contents of the Lessee’s Maintenance Program to any other Person except to the extent necessary to monitor Lessee’s compliance with the Lease and/or to bridge the maintenance program for the Aircraft from the Lessee’s Maintenance Program to another program after the Return Occasion.

1.13	AIRCRAFT DOCUMENTS AND RECORDS

At redelivery Lessee will return the following Aircraft Documents and Records to Lessor; provided, however, that to the extent that an item on this list was not provided to Lessee at Delivery and is not otherwise a mandatory requirement under the provisions of the Lease, then Lessee will not be obligated to return such document at redelivery:

A.	Certificates

A001	Certificate of Airworthiness

A002	Current Aircraft Registration

A003	C of A for Export (if applicable)

A004	Noise Limitation Certificate (AFM page)

A005	Radio Station License

A007	Aircraft deregistration confirmation

A008	Burn Certificates – Cabin Interiors – as follows:

Certification of compliance with the applicable fire blocking requirements as outlined in FAR/JAR Part 25 including:

-	Seat cushions*

-	Back rest cushions*

-	Dress covers*

-	Carpets

-	Curtains

-	Interior Surfaces (if refurbished)

* Including “in combination” burn certification

B.	Aircraft Maintenance Status Summaries

B001	Certified current Time in Service (Hours & Cycles) and maintenance status

B002	Certified status of Airworthiness Directives including method of compliance

B003	Certified status of Service Bulletin Status

B004	Certified status of SSI

B005	Certified status of CPCP (if applicable)

B006	Certified inventory of Hard Time Components (Fitted listing)

B007	Certified inventory of OC/CM Components (Fitted listing)

B008	Certified status of all non-SB and Major Modifications/STC’s including acceptable State of Manufacture Certification

B009	Certified status of Check/Inspection History & Current Status of Checks

B010	List of Deferred Maintenance Items

B011	List of Out of Phase Checks, Special Requirements, Time Limited Repairs (if any).

B012	Aircraft Accident & Incident Report.

B013	Structural repairs and damage (including Dent & Buckle Chart).

C.	Aircraft Maintenance Records

C001	Technical Logs (Minimum of 2 years)

C002	A Checks

Last complete cycle of A Checks (or equivalent)

C003	C Checks

Last Complete cycle of C Checks (or equivalent)

C004	All Major Checks

C005	CPCP Tasks (if applicable)

C006	Periodic Tasks

C007	Dirty Finger Print Certification – AD’s

C008	Dirty Finger Print Certification – SB’s

C009	Dirty Finger Print Certification – All other modification

C010	Last Weight Report including Schedule

C011	Compass Swing Report

C012	Last Test Flight Report

C013	Certified ETOPS compliance report (if applicable)

C014	Dirty Finger Print certification — All Structural repairs/structural damage

C015	Details of State of Manufacture certification basis – A non-SRM Structural repairs

C016	Aircraft Log Book(s) if applicable

D.	Configuration Status

D001	Approved and certified LOPA

D002	Galley Drawings/Component OHM

D003	Emergency Equipment Drawing/Listing

D004	Loose Equipment Inventory

D005	Inventory Listing of Avionic installed Units.

E.	Aircraft Historical Records

E001	C of A (Export) from State of Manufacture

E002	Manufacturer’s AD Report

E003	Manufacturer’s Inspection Report, Initial Equipment list

E004	Manufacturer’s repair/alteration report

E005	Manufacturer’s SB Report

E006	Service Difficulty Reports (if any)

E007	Aircraft Historical Log

E008	Last Flight Data Recorder Read-Out & Corrections

E009	Weighing report

F.	Engine Records

F001	Certified Statement of Status of Each Engine

F002	AD Compliance Report and Compliance Documents

F003	Manufacturer’s Modifications & SB Status

F004	In-house Modifications (if applicable)

F005	Certified LLP Listing

F006	Certified listing of installed units

F007	Manufacturer Delivery Document

F008	Complete copies of all historical engine/module Shop Visit Reports

F009	State of Manufacture LLP Traceability

F010	Conditioning Monitoring Report

F011	Engine Log Book/Master Records of Installation/Removals

F012	Last Borescope Report, including video if available

F013	Test Cell Run Report

F014	Last On-Wing Ground Run

F015	Certified Statement that Engines are not involved in an Accident

F016	Approved Release to Service Certification for installed rotables

F017	Approved ETOPS compliance report (if applicable)

G.	APU

G001	Certified Statement on Status of APU (if applicable)

G002	Certified SB Compliance Report/AD Status Report

G003	Approved Release to Service Certification for installed units

G004	APU Log Book/Master Record of Installation/Removals

G005	Complete copies of all APU Shop Visit Reports & Reason for Removal

G006	Statement of APU Hours to Aircraft Flying Hours

G007	LLP Status and Full Traceability to birth

G008	APU Borescope Report

G009	Last On-Wing/Health Check Data sheets (if applicable)

G010	Last Test Cell Run

G011	Approved ETOPS compliance report

H.	Component Records

H001	Approved Release to Service Certification for Hard Time Components

H002	Approved Release to Service Certification for OC/CM Components (to the extent that this is required by the Air Authority including retention period)

I.	Landing Gears

I001	Approved Release to Service Certification for major assemblies on each Gear

I002	Approved LLP Listings for each Gear (evidencing total accumulated cycles)

I003	Last Shop Visit Report (OH)

J.	Manuals

All Manufacturer’s Manuals delivered with the Aircraft under the Lease updated to the latest revision standard (applicable as at the Return Occasion) or provided with comprehensive approved supplements as may be reasonably requested by Lessor

Microfilm or CD:

J006	WDM

J007	IPC

J008	Maintenance Manual

J009	Schematics

J010	Hook Up Listing

K.	Miscellaneous

K006	Maintenance Program Specifications (Operator’s)

K007	Reference Material for Interpretation of Status Summaries, or cross-reference for Part Numbers

Schedule No.: 3

SCHEDULE
to

Full Service Aircraft Services Agreement,
dated March 7, 2005 between
Aviation Services International, LLC
and Kitty Hawk Aircargo, Inc.

This Schedule is issued pursuant to the Full Service Aircraft Services Agreement, dated March 7, 2005 (the “General Terms Agreement”), between Aviation Services International LLC (“Supplier”) and Kitty Hawk, Aircargo Inc. (“Customer”) (any capitalized term used herein and not defined herein shall have the meaning given to it in the General Terms Agreement).

(1)	Coverage

This Schedule applies to the Components (as that term is described in paragraph 2 hereof) on Customer’s 737-300 SF Aircraft, a list of which Aircraft is set out in Annex 1.

(2)	Definitions; Interpretation

2.1	Definitions

Unless the context otherwise requires, for the purposes of this Schedule, the following terms shall have the following meanings:

“Advance Exchange” shall mean the provision of an Exchange Component as replacement for an Unserviceable Component on payment of an exchange fee.

“Airframe Components” shall mean any Repairable or Rotable Component fitted to an Aircraft.

“AOG” means an Aircraft on ground situation where such Aircraft is unable to continue or be returned to revenue service until the appropriate action is taken and indicates the highest priority designation to process a requirement for . Airframe Components.

“APU” shall mean- an auxiliary power unit.

“APU LRUs” shall mean those line replaceable units in respect of an auxiliary power unit.

“Charges” shall mean the charges for the T3 Program Component Services set forth in Paragraph 7 hereof.

“Commencement Date” shall mean the date provided in Paragraph 9.

“Component” shall mean any (i) Airframe Component, (ii) QECs and (iii) APU LRUs which are fitted to an Aircraft and which shall be serviced by Supplier subject to the provisions and exclusions of this Schedule (other than the categories of Excluded Components listed on Annex 6).

“Component Findings Report” shall mean a report which sets out brief details of the Repair and Overhaul services carried out on a particular Component.

“Component Maintenance Manual” and “CMM” shall mean the component maintenance manual issued by the Manufacturer of a Component (as amended from time to time).

“Configuration” shall mean the configuration of an individual Component to prescribed modification status.

“Consignment Stock” shall mean the stock of Components as set out in Annex 2 to this Schedule that is supplied and replenished by Supplier. The Consignment Stock shall be located at the Customer Fort Wayne Hub, the Customer Dallas Maintenance Base and the Customer out-station bases (collectively “Customer Premises” or “Customer Locations”), and, in all events, shall be managed and insured by Customer.

“Critical” shall mean a situation where an Aircraft will be prevented from meeting a scheduled flight departure time within 24 (twenty four) hours of advising of a critical requirement due to a fault in a Component.

“Customer Representative” shall mean the person nominated by Customer and authorized to make binding decisions and/or commitments on its behalf in respect of this Schedule.

“Engine LRUs” shall mean those line replaceable units in respect of an engine.

“Exchange Component” shall mean a Component, APU or Landing Gear provided to Customer by Supplier by way of Advance Exchange in return for Customer’s Unserviceable Component in accordance with the provisions of this Schedule.

“Excluded Component” shall mean those Components included in the categories listed on Annex 6 which are excluded from the T3 Program Component Services.

“FAA” shall mean the United States Federal Aviation Administration.

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“Flight Cycle” shall mean one take-off and landing of an Aircraft including touch and go.

“Flight Hour” shall mean each hour or part thereof elapsing from the moment at which the wheels of an Aircraft leave the ground on the take off of such Aircraft until the wheels of such Aircraft touch the ground on the landing of such Aircraft following such take off and recorded in such Aircraft’s log book.

“Flight Hour Charges” shall mean the charges per Flight Hour for maintenance of Components, which are set forth in Section 7.1 hereof.

“Freight Forwarder Premises” shall mean the premises of Supplier’s Freight Forwarder at [ ]

“GECAS” shall mean GE Capital Aviation Services, Inc., and its affiliates and successors, lessor of the Aircraft to Customer.

“Go Items” means those Components covered by this Schedule other than No Go Items.

“Go If Items” shall mean those Components listed on Annex 3 to this Schedule under the heading “Go If Items”.

“Landings” shall mean one Flight Cycle.

“Landing Gear” shall mean the part of an Aircraft structure that supports an Aircraft when it is not flying.

“Lifed Component” shall mean a Component requiring Overhaul after a certain number of hours or cycles or calendar months as defined as such in Customer’s Maintenance Programme or by the Component Manufacturer.

“Loan Component” shall mean any Component to be loaned by Supplier to Customer.

“Logistics Desk” shall mean the contact point for Customer at Supplier, in connection with the provision of 24 hour, 365 day, AOG, critical and other operational support to Customer. Notwithstanding the foregoing, the Logistics Desk will not be provided on the Jewish Day of Atonement holiday.

“Man-hour” shall mean the allocation of one (1) man to any specified task, including the supervision/inspection of that task, for an elapsed time of one (1) hour or pro-rata part thereof.

“Manufacturer” shall mean the original equipment manufacturer of a Component.

“Materials” shall mean individually or collectively any of the following:

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(a)	“Consumables” – generally bulk type materials such as lubricants, cements, compounds, paints, chemicals, dyes, splices and patches called out in Maintenance and Repair procedures for Component items.

(b)	“Expendable” – a part for which no authorized repair procedure exists or for which the cost of repair would be uneconomical.

(c)	“Repairable” – a part which is continually reworked to a fully serviceable condition using authorized repair procedures in the appropriate manufacturer’s repair manual until such rework becomes uneconomical.

(d)	“Rotable” – a serially numbered Component having a life expectancy, through repetitive repair and/or overhaul and under normal operating conditions, approximating to the life of the Aircraft and flight equipment to which it is related.

“MPD” shall mean the Manufacturer’s Maintenance Planning Document produced by the Manufacturer detailing the maintenance, servicing actions and intervals recommended to maintain the Aircraft.

“No Go Items” shall mean those Components listed on Annex 3 to this Schedule.

“Overhaul” or “Overhauled” shall mean the restoration of any Component so that it may achieve its defined full overhaul life as set out in the relevant CMM.

“Pool Stock” shall mean the Components held or managed by Supplier directly or through its subcontractors.

“Quick Engine Change” or “QEC” shall mean those line replaceable units pertaining to a quick engine change.

“Repair” or “Repaired” shall mean the minimum work necessary to certify a Component to airworthy status as set out in the relevant CMM.

“Return Conditions” Shall mean the engine lease return conditions for the Aircraft specified in the aircraft leases between GECAS and Customer and attached to Schedule 2 as Annex 1A.

“Serviceable” or “Serviceability” shall mean the status of a Component that will be either:

(i)	new; or

(ii)	Repaired; or

(iii)	Overhauled

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At Supplier’s discretion and which has been certified for return to service.

“Signature Date” shall mean the last date as of which both Parties shall have signed the General Terms Agreement and this Schedule.

“Sub-contract” shall mean a Sub-contract entered into by Supplier in respect of the whole or any part or parts of the T3 Program Component Services.

“Sub-contractor” shall mean any party who is the provider of any part or parts of the Services pursuant to a Sub-contract.

“Supplier Account Manager” shall mean the nominated Supplier representative who shall co-ordinate the day-to-day management of this Schedule.

"Supplier’s Freight Forwarder’ shall meanthe freight forwarding agents of Supplier, whose address and contact numbers are as follows:

"T3 Program Component Services” shall mean the provision of the Airframe Components, Engine LRUs, APUs, APU LRUs and Landing Gear listed on Annex 1 by Supplier to Customer in accordance with the provisions and specific exclusions set forth in this Schedule. For the sake of clarity, the Excluded Components are not included in the T3 Program Component Services.

“Unserviceable Component, APU, Landing Gear” shall mean a Component or Landing Gear that has become un-Serviceable and/or requires Repair and/or Overhaul while installed in or attached to an Aircraft.

2.2	Interpretation

(a)	Any expression in the singular shall, where the context requires, include the plural and vice versa.

(b)	In this Schedule all references to “Sections”, “Sub-sections”, “Paragraphs”, “Sub-paragraphs”, “Annexes” and “Exhibits” are to sections, sub-sections, paragraphs, sub-paragraphs, appendices, annexes and exhibits to this Schedule, unless expressly stated otherwise.

(c)	Paragraph headings are inserted for convenience of reference only and shall be ignored in the construction of this Schedule.

(d)	Any technical expressions used in this Schedule and not defined herein shall, unless the context otherwise requires, have the meanings specified

5

in the latest edition from time to time of the World Airlines Technical Operations Glossary (WATOG) published by the International Airline Transport Association. Where a definition does not appear in WATOG, then reference shall be made to the World Airlines Suppliers Guide (WASG), provided that WATOG shall take precedence in the case of any conflict of definitions.

(3)	Objective

This Schedule details the scope of the T3 Program Component Services to be supplied by Supplier.

The T3 Program Component Services shall consist of the following:

(a)	Provision and support of Components within the Consignment Stock as set out in Annex 2;

(b)	Provision of the Pool Stock (on an Advance Exchange basis); and

(c)	Off-wing maintenance of Unserviceable Components.

(4)	Services

4.1	T3 Program Component Services included under this Schedule:

(a)	Provision and support of the Consignment Stock

The Consignment Stock shall be located at the Customer Fort Wayne Hub, Dallas Maintenance Base and out-station bases [7-10; to be specified in a letter from Customer prior to effective date of this Schedule]. Supplier shall provide and support the Consignment Stock as follows. The contents of the Consignment Stock as of the date of this Agreement are set forth in Annex 2. Changes to Annex 2 may be made in the sole discretion of Supplier.

(1)	Supplier shall:

(i)	use all reasonable efforts to prepare for supply of the Components comprising the Consignment Stock as follows:

Consignment Stock Component and LRU replacement will be carried out by Supplier within

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eight (8) days from the date a Component is readied by Customer for pick up by Supplier at the applicable Customer Premises.

(ii)	carry out regular audits on the Consignment Stock.

(iii)	guarantee that No Go Items will be available when needed by the Customer 97% of the time and that Go Items and Go If Items will be available when needed by the Customer 95% of the time.

(iv)	provide replacement Components from the Pool Stock or other sources as applicable.

(2)	Customer shall:

(i)	provide (at each of the Customer Facilities where Consignment Stocks shall be located) a segregated enclosed, roofed and heated/air conditioned secure place, segregated from its own components, for storage of the Consignment Stock. The Consignment Stock shall be clearly marked as Supplier property;

(ii)	be responsible for control and management of the Consignment Stock and shall bear all risks of loss and/or damage to the Consignment Stock. For the avoidance of doubt, title to all Components comprising the Consignment Stock shall remain with Supplier and/or the owner of the Components until receipt by Supplier of an acceptable Unserviceable Component;

(iii)	maintain, during the Term property insurance, covering the Consignment Stock for its full

7

replacement value and liability insurance, each with insurance companies reasonably accepted to Supplier (the “Consignment Stock Insurance Coverage”). The Consignment Stock Insurance Coverage shall be subject to the terms and conditions of Article XIII of the General Terms Agreement.

(3)	At any time after the second anniversary of the Commencement Date of this Schedule, and upon not less than sixty (60) days prior written notice, Customer may purchase the then remaining Consignment Stock for a price equal to that paid by Supplier therefor. Such sale shall take place thirty (30) days after Supplier shall have received such notice. At the closing of such sale, Customer shall wire transfer the purchase price, in immediately available funds, to the account specified in Article X(F) of the General Terms Agreement. Supplier, upon receipt of such wire, shall convey such remaining Consignment Stock to Customer by a bill of sale, which shall provide, among other things, that such conveyance is free of all liens, claims and emcumbrances by, or through, Supplier. Such price shall be reduced by 6% in respect of each year (pro rata for partial years) commencing with the second anniversary of the Commencement Date. For inventory added to the Consignment Stock after Commencement Date of this schedule, the additional Consignment Stock shall be available to purchase by Customer two (2) years after adding additional Consignment Stock upon the same terms and conditions as the original Consignment Stock.

(4)	To the extent Customer shall not have purchased all of the Consignment Stock pursuant to paragraph (3) above, upon the end of the Term, whether through termination or expiration, Customer shall collect all of the remaining Consignment Stock (the “Remaining Consignment Stock”) to its Fort Wayne Hub, maintain the Remaining Consignment Stock in a secure, protected and segregated area, and make the Remaining Consignment Stock available to

8

Supplier (or its designated representative) to enter the premises of the Fort Wayne Hub, take possession of the Remaining Consignment Stock and remove the Remaining Consignment Stock therefrom.

(b)	Provision of Components within the Pool Stock

(1)	Supplier shall:

(i)	use all reasonable efforts to provide Customer with access, on an Advance Exchange basis, to the Pool Stock; and

(ii)	arrange for transportation of Components from the Pool Stock to the applicable Customer Premises. For the avoidance of doubt, the cost of transportation (inclusive of insurance) of components from the Pool Stock to a location other than either of the Customer Premises shall be chargeable as Supplemental Work in accordance with Paragraph 7.2 below.

(2)	Customer shall:

(i)	notify Supplier in writing of a requirement via fax or E-mail in accordance with the procedure set forth in Annex 4 to this Schedule;

(ii)	ensure that each Unserviceable Component is available to be dispatched to Supplier from the applicable Customer Premises in accordance with Paragraph 5.3(a) below and that Supplier is notified thereof within 3 (three) days of receipt by Customer of an Exchange Component therefor.

(c)	Off-wing maintenance of Unserviceable Components, APUs and Landing Gears

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(1)	Supplier shall manage the inspection, Repair and Overhaul of all Unserviceable Components, APUs and Landing Gears which are removed from an Aircraft, tagged and dated on or after the Commencement Date and which shall include the following services:

(i)	receiving inspection;

(ii)	disassembly;

(iii)	cleaning process;

(iv)	parts inspection/crack detection (NDT);

(v)	parts replacement;(vi) re-assembly;

(vii)	bench test;

(viii)	finishing stages;

(ix)	packaging and shipping.

(2)	Supplier shall, upon receipt of an Unserviceable Component, APU or Landing Gear Repair or Overhaul at its discretion such Component, APU or Landing Gear but only to the extent necessary to return such Unserviceable Component to Serviceable Condition.

(3)	All Components, APUs or Landing Gears shall be repaired by suitably approved vendors and released with FAA certification.

(4)	For the avoidance of doubt, (i) Customer shall insure that all ADs and SBs outstanding prior to the Commencement Date shall have been fully complied with and closed as of the Commencement Date; and (ii) the Charges set out in Paragraph 7 for T3 Program Component Services shall not include the incorporation of any ADs/SBs, which shall be chargeable separately to Customer in accordance with Clause (d) below.

Supplier shall provide Customer, upon 90 days prior notice, a Landing Gear set in Assembly/Installation configuration on an advance exchange basis. Customer shall deliver the Landing Gear within ten (10) days of receiving the advance exchange Landing Gear. Customer’s Landing Gear must be supported with full life details, and where applicable, “Back to Birth Records”.

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Supplier reserves the right to refuse acceptance of any units missing vital relevant information or to scrap-on-site any Life Limited Components missing the correct traceability and documentation. (For the sake of clarity, each Landing Gear shall be overhauled only once during the term of the agreement).

(d)	Supplemental Work

Supplemental Work shall mean:

(1)	Repairs or any other maintenance services, which are required to be performed on a Component, APU or Landing Gear as a result of damage due to FOD, misuse, abuse, mishandling and accident.

(2)	All material charges in connection with the performance of regular Service Bulletins (“SBs”), if requested by Customer, and/or Airworthiness Directives of the FAA (“ADs”) and mandatory SBs which come into force on and after the Commencement Date; all associated labor costs shall be borne by Supplier.

Service Bulletins performed at Supplier’s option to extend life or improve reliability shall not be considered Supplemental Work.

(3)	All costs above 70% on a Customer owned and originated BER item of Equipment.

(4)	Requests of Customer that are not included in the T3 Program Component Services.

(5)	Changes requested by Customer to the Consignment Stock and/or the No Go Items (unless mutually agreed to by both of the Parties).

(6)	The support of Excluded Components at Customer’s request and subject to availability; the supply by Supplier of such Excluded Components to be either (1) on an Advance Exchange basis or (2) on a loan basis.

(7)	All work associated with Paragraphs 5.3(b) and (c) hereof.

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(8)	All costs associated with (i) the Repair of Unserviceable Components with major damage (such as, but not limited to, physical and/or internal damage following mishandling, abuse, accident, FOD or military use); and (ii) an Unserviceable Component that contains non-standard OEM parts or which has been subject to maintenance, installation, storage, operation or use, that is improper or not in accordance with the applicable CMM or other appropriate instructions.

For the avoidance of doubt, in cases where Supplier agrees to perform Supplemental Work, Supplier shall have no liability for any failure to meet the time and service level obligations set forth in Paragraph 4.3 caused thereby.

(e)	All Charges for the above T3 Program Component Services shall be as stipulated in Paragraph 7 of this Schedule.

4.2	Logistics and Administration

Supplier shall, in respect of the T3 Program Component Services defined in Paragraph 4.1 above, provide:

(a)	Customer account management through Supplier’s Program Manager as referred to in Sub-paragraph 4.4(a) below;

(b)	a twenty-four (24) hours per day, 365 days per year (excluding the Jewish Yom Kippur holiday) , Logistics Desk, which shall handle and arrange for the dispatch of Components to Customer for operational requirements;

(c)	the administration of all warranty claims in respect of the Components;

(d)	warehousing, processing of Customer requests for the supply of Components, receipt of Unserviceable Components, management of Repair and Overhaul processes thereof, updates on delivery dates, dispatch and shipping information, including transport, data, information, documents and records via computer systems;

(e)	in respect of Lifed Components, other than Life Limited Parts, JAR certification and/or dual (FAA/JAA) release certification;

(f)	in respect of Life Limited Parts, back-to-birth traceability documents; and

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(g)	a program liaison manager at Customer’s Premises for the first three (3) months following the Commencement Date (or as otherwise mutually agreed by Supplier and Customer).

4.3	Performance

Subject to Customer performing its obligations as set out in Paragraph 5, Supplier agrees to provide the T3 Program Component Services set out in Paragraph 4.1 above in accordance with the following procedures and time scales:

(a)	where there is an AOG requirement:

(i)	Customer shall send a request to Supplier’s Logistics Desk for the required Component, APU or in accordance with the procedures set out in Annex 4. Each request shall be acknowledged by Supplier within one (1) hour from receipt thereof;

(ii)	Supplier shall advise Customer in writing or via an electronic format if such Component, APU or is available from the Pool Stock. If not available from the Pool Stock the requested Component, APU or will be procured from other sources and made available to Customer within the same timeframe as if the Component, APU or were in the Pool Stock. The requested Component, APU or shall be ready for dispatch to Customer within three (3) hours of receipt by Supplier of Customer’s request in (i) above and delivered to the applicable Customer Premises (i) if Customer’s request is received by Supplier on or before 1500 hours on any one day, within 8-12 hours and (ii) if Customer’s request is received by Supplier after 1500 hours on any one day, within 18 hours, in each case of such receipt by Supplier of such Customer request;

(b)	where there is a Critical requirement: (EST)

(i)	Customer shall send a request to Supplier’s Logistics Desk for the required Component, APU or in accordance with the procedures set out in Annex 4. Each request shall be acknowledged by Supplier within one (1) hour from receipt thereof;

(ii)	Supplier shall advise Customer in writing or via an electronic format if such Component, APU or

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is available from the Pool Stock. If not available from the Pool Stock the requested Component, APU or will be procured from other sources and made available to the Customer within the same timeframe as if the Component, APU or were in the Pool Stock. The requested Component, APU or shall be ready for dispatch to Customer within five (5) hours of receipt by Supplier of Customer’s request in (i) above and delivered to the applicable Customer Premises. (i) if Customer’s request is received by Supplier on or before 1500 hours on any one day, within 36 (thirty-six) hours and (ii) if Customer’s request is received by Supplier after 1500 hours on any one day, within 48 hours, in each case of such receipt by Supplier of such Customer request;

(c)	where there is a routine requirement:

(i)	Customer shall send a request to Supplier’s Logistics Desk for the required Component, or APU, in accordance with the procedures set out in Annex 4. Each request shall be acknowledged by Supplier within one (1) hour from receipt thereof;

(ii)	Supplier shall advise Customer in writing or via an electronic format if such Component or, APU, is available from the Pool Stock. The requested Component, APU, shall be ready for dispatch to Customer within eight (8) hours of receipt by Supplier of Customer’s request in (i) above and delivered to the Customer Premises within 72 hours of such receipt by Supplier of such Customer request.

(iii)	Landing Gear will be available for scheduled removals forty-eight (48) hours prior to a scheduled removal and shall be returned to Supplier within seventy-two (72) hours after installation of the repaired Landing Gear or Thrust Reverser, as applicable. For unscheduled removals of Landing Gears and Thrust Reversers, Supplier shall use its best efforts to provide temporary replacement as soon as practicable after being notified of an unscheduled removal.

(d)	Supplier shall be responsible for arranging transportation and transit insurance:

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(i)	of all Customer requested Components or, APUs, (other than the Components listed on Annex 6which shall be charged as Supplemental Work) to Customer at the applicable Customer Premises;

(ii)	for the collection of Unserviceable Components or, APUs, from Customer at the applicable Customer Premises;

(iii)	of both Serviceable and Unserviceable Components or, APUs, to and from a Repair Facility and the Pool Stock location.

All costs incurred in respect of (b)(i), (ii), (iii) above and/or any other transport/transit insurance costs shall be included within the Charges set out in Paragraph 7 below.

(e)	Supplier shall provide for adequate and accurate record keeping. Upon Redelivery of any Component, APU or , Landing Gear , Supplier shall provide Customer with the following:

(i)	major repair/alteration certifications, as applicable;

(ii)	a life limited parts log;

(iii)	a serviceability tag;

(iv)	Customer’s original records, properly updated, and all other related documentation, if any, for the work that shall have been performed;

(v)	an incoming inspection report;

(vi)	an off/on log;

(vii)	an SB status report;

(viii)	an AD status report;

(ix)	a test cell data summary sheet (if applicable); and

(x)	a shop finding report within ten (10) days after equipment is redelivered.

Supplier shall continue to retain all such records and documentation for a period of at least two (2) years beyond the expiration by its terms, or termination, of the General Terms Agreement.

(f)	Supplier shall retain the Components Findings Report of all Unserviceable Components, APUs, Landing Gears sent for Repair and Overhaul and ensure that they are made available to Customer upon reasonable notice of a request from Customer to do so.

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(g)	Supplier shall provide Customer with engineering support as follows:

(i)	Work scopeing of all Component, APU, or Landing Gear maintenance in coordination with Customer.

(ii)	Establishing a continuously monitored reliability program for the Components, APUs or, Landing Gears and providing monthly reports thereof.

(iii)	Preparing, together with Customer, maintenance programs for the Components, APUs or, Landing Gears, recording all maintenance and providing monthly reports thereof.

(h)	Monitoring of such maintenance programs.

4.4	Customer/Company Liaison

(a)	Customer and Supplier shall work together through their respective representatives; namely, the Program Manager and the Customer Representative, to administer the day to day accomplishment of the T3 Program Component Services; and

(b)	Supplier’s Program Manager shall visit the Customer Premises as and when reasonably required by Customer and shall be the focus of day to day communication between Supplier and Customer.

4.5	Computer Links

Supplier shall provide Customer with online internet service for Component/LRU/APU/ Landing Gear information available twenty-four (24) hours per day. Such service shall be updated on a daily basis. It will provide: (i) password protected access; (ii) complete interacting status reports sorted by part number or repair order; (iii) on-line tracking of part numbers; (iv) redelivery reports; and (v) finding reports.

5.	Customer Obligations

All documentation, data and/or other such information required by Supplier from Customer shall be provided by Customer to Supplier in the English language.

5.1	Literature and Publications

Customer shall provide the following, without charge, prior to the commencement of T3 Program Component Services:

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(a)	information with regard to Component, APU or, Landing Gear usage and removal rates as Customer can reasonably provide for up to five (5) years prior to the Commencement Date;

(b)	customised Illustrated Parts Catalogues covering the Components;

(c)	list of Lifed Components for each Aircraft, detailing part numbers, descriptions and scheduled removal periods and the next scheduled removal date for Components together with any updates which may become available for a minimum six months in advance;

(d)	letter of authority in the form shown in Annex 5 authorizing the airframe manufacturer and Equipment vendors to provide technical information relating to Components fitted on Customer’s Aircraft; and

5.2	Data

Customer shall provide the following on a regular basis, without charge, during the Term:

(a)	the Flight Hours and Landings flown by each Aircraft and recorded in the applicable Aircraft log book on a monthly basis, to be provided no later than the 5th day of each next calendar month during the Term (and of the calendar month following the expiration of the Term, in respect of the Flight Hours and Landings for the last month of the Term);

(b)	routine amendments to Illustrated Parts Catalogues;

(c)	all other technical data requested in order for Supplier to perform the T3 Program Component Services.

(d)	all removals from, and all placements into, the Consignment Stock (by part number) and serial number, on a Consignment Stock Reporting Form in the form annexed hereto as Annex 7.

5.3	Performance

(a)	Customer, using Supplier’s Freight Forwarder, shall return to Supplier (at the Freight Forwarder Premises) the applicable Unserviceable Component or, Landing Gear within three (3) days of receipt of an Exchange Component from Supplier. Customer shall insure that the packing of all Unserviceable Components shall be in accordance with OEM instructions for transportation purposes.

Each Unserviceable Component shall be accompanied by the following documentation:

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(i)	an unserviceable tag containing information, such as the description of the Component (part number and serial number) the reason(s) for removal (e.g., pilots quawk or failure indication);

(ii)	full records and traceability documents to the last Overhaul, Aircraft tail number, date of removal, in respect of each Component;

(iii)	full back-to-birth records and traceability documents in respect of each LLP;

(iv)	a copy of the pilot’s report (PIREP); and

(iv)	where applicable, a copy of the on-Aircraft built in test equipment (BITE) read out.

In addition, Customer shall inform Supplier, if any of the Unserviceable Components are “incident related” or have been subject to unusual stress or extreme heat during utilization thereof by Customer.

(b)	Customer shall ensure that any Unserviceable Component delivered to Supplier shall be repairable and must be the same or an exchangeable part number and same modification status as the applicable Exchange Component. The original data plate must be attached to an Unserviceable Component. Where the original data plate is not attached to an Unserviceable Component, then such Unserviceable Component shall be sent to its OEM for a full Overhaul. In the event an Unserviceable Component does not meet with the conditions in this Sub-paragraph 5.3(b), then Supplier shall be entitled to convert such Advance Exchange transaction to an outright purchase and Customer shall be charged as Supplemental Work in accordance with Paragraph 7.2(b).

(c)	In the event an Unserviceable Component is not made available for collection by Supplier at the Customer Premises within the time period specified in Paragraph 5.3(a) above, Supplier shall be entitled to charge to Customer (as Supplemental Work) a sum equivalent to two percent (2%) of the CLP of the Exchange Component for each day or part thereof until such time such Unserviceable Component is returned to Supplier. If an acceptable Unserviceable Component and documents are not returned to Supplier within thirty (30) days from receipt by Customer of an Exchange Component, then Supplier shall, in addition, be entitled to convert the Advance Exchange transaction to an outright purchase and Customer shall be

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charged as Supplemental Work in accordance with Paragraph 7.2(b).

(d)	If Customer fails to meet any of its obligations as stated in this Paragraph 5, any costs incurred by Supplier, including, without limitation, transportation and insurance costs, the costs of the loan and/or exchange of Components required to support other customers, or any penalties incurred whatsoever, shall be rechargeable to Customer as Supplemental Work.

The impact of any such failure by Customer on the ability of Supplier to comply with its subsequent obligations shall be considered an event of Excusable Delay on the part of Supplier and shall not be considered a failure on the part of Supplier to meet its service levels in Paragraph 4.3 above.

(e)	Beginning one (1) year after entry into revenue service of Customer’s first Aircraft that shall have been converted to special freighter configuration pursuant to this General Terms Agreement, Customer agrees, in the event that the percentage of AOG requests exceeds seven and one-half percent (7.5%) of all Components requested by Customer in any one calendar month, to pay an additional charge of $ 10 per AFH per Aircraft in respect of such month

(f)	Customer shall pass all warranties (in respect of the Components) to Supplier and/or any Sub-Contractor (as Supplier may from time to time require) at the same time as a Component is returned to Supplier.

(g)	Customer shall be responsible for all costs of insurance, costs of storage of Consignment Stock and associated charges incurred in the performance of this Schedule.

(6)	Title to Components and Risk of Loss or Physical Damage

6.1	Title and risk of loss or damage to any Component in the Consignment Stock or supplied by Supplier and/or its Sub-Contractor from the Pool Stock (unless specified as a Loan Component) pursuant to the T3 Program Component Services contemplated under this Schedule and any Sub-contract, shall pass from Supplier to Customer at the time of receipt by Customer of such Component. Title to (but not risk of loss or damage) an Unserviceable Component shall simultaneously pass from Customer or the owner of such Component to Supplier or as it directs. Risk in an Unserviceable Component shall pass on receipt thereof by Supplier; provided, that, where Customer has not delivered an Unserviceable Component to Supplier within the time periods set out in Paragraph 5.3(a) above or is unable to pass or procure the passage of good title to or warranty for (if applicable) such Unserviceable Component or fails to comply with the provisions of Paragraphs 5.3(a) and (b) above with respect to delivery of relevant documents and the condition of such

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Unserviceable Component, title to the Component supplied by Supplier shall not pass to Customer until such time as Customer has made full payment or provided the warranty (if applicable) or an acceptable Unserviceable Component or documents to Supplier for the supplied Component. For the avoidance of doubt and notwithstanding the above, Customer shall bear all risks of loss or damage to the Component supplied by Supplier upon receipt thereof.

6.2	Except as provided in Paragraph 4.1 above, Customer shall not, without Supplier’s prior written consent, sell, assign, lease, transfer possession of or in any way dispose of any Component nor permit any lien or encumbrance to be imposed upon any Component or any part thereof.

(7)	Charges

7.1	In respect of the T3 Program Component Services set out in Paragraph 4.1(c) above, and provision of access to the Pool Stock, Customer shall pay to Supplier (i)

No. of Flight Hours	Payment per
per Month Per Aircraft	Flight Hour
Minimum of 960	$	*****
From 961 to 1,400	$	*****
From 1,401 to 1,700	$	*****
More than 1,700	$	*****

The appropriate rate per AFH from the table above in respect of Components and provision of access to the Pool Stock; and (ii) $***** per month per Aircraft in respect of Landing Gears (the “Monthly Charge”).

7.2	In respect of the Supplemental Work set out in Paragraph 4.1(d) above, Customer shall pay the following charges:

(a)	Supplier’s rate for all Supplemental Work performed by Supplier’s sub-contractor, IAI, shall be $*****/Man Hour.

(b)	The cost of purchased or acquired materials and subcontracted work shall be based upon invoice cost, plus transport (and insurance) and a 12% handling charge.

(c)	With respect to the repair of Excluded Components, (i) invoice cost for each such Component, plus a 12% handling charge, and (ii) charges for transportation, insurance and logistics, plus a 12% handling charge

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

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(d)	The Charges do not include Services on Components to meet any lease return conditions except for the Landing Gear. Supplier warrants that it will be fully responsible and assume all liability, including financial liability, for the Lease Return Conditions of the Landing Gear.(Please supply Landing Gears returns condition or is it the same as noted in Redelivery Condition+SchG form, item 1.3)

7.3	In respect of the Consignment Stock, Customer shall pay to Supplier a monthly availability charge of *****% of an agreed value per part number (agreed upon by Supplier) of the Consignment Stock.

7.4	Assumptions

(a)	The prices contained in Paragraph 7, are based on the assumptions that (i) a guaranteed annual minimum of 960 Flight Hours per Aircraft on an Aircraft fleet basis; and (ii) in respect of the APUs only, an hours to cycle ratio of 1.5:1 or 2:1 on an Aircraft fleet basis.

(b)	The prices contained in this Paragraph 7 are also based on the assumption that: (y) Components and APUs are in normal run out condition; and (z) coverage is of all Components in Customer’s B737-300 SF fleet, other than the Excluded Components.

(c)	Supplier reserves the right to revise all Charges payable under this Schedule in the event any of the foregoing assumptions change during the Term; provided that, in the event of any such change, Supplier will advise Customer in advance and they shall, in good faith, negotiate such price changes which shall be within a reasonable range of the prices provided in this Schedule.

7.5	Escalation

All charges are (i) net, free of all customs charges, taxes, withholdings, deductions, impositions and/or charges of whatever kind, other than Supplier’s U.S. income taxes and IAI’s Israeli income taxes, and (ii) expressed in 2004 Dollars, which shall be escalated annually, commencing January 2005, at the rate of two and one-half percent (2.5%) per annum.

7.6	Terms of Payment

(1)	Payments of the Flight Hour Charges and the charges for the Pool Stock shall be made in accordance with the provisions of Article X(B) of the General Terms Agreement.

(2)	Payments for Supplemental Work and the monthly availability charge for the Consignment Stock shall be made in accordance with the provisions of Article

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

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X(A) of the General Terms Agreement. Payments of the Monthly Change shall be made in accordance with Article X(A) of the General Terms Agreement, except that such payments shall be made on the later of (i) the fifteenth day of each month for the previous month or (ii) receipt of an invoice of such Monthly Charge.

7.7	Beyond Economic Repair (BER)

(a)	In the event that a Component is found to be BER, Customer shall be liable for payment of 30% of the replacement cost for comparable replacement Component (the “Replacement Costs”), plus the cost of the repair vendor evaluation fee. Notwithstanding the foregoing, Customer shall not be liable in respect of the BER condition of a Component supplied by Supplier, except where such BER condition is caused, in whole or in part, by Customer’s act or failure to act.

(b)	Should the cost of repair of a BER Component exceed 70% of the Replacement Cost, Customer shall be notified, and in parallel Supplier will search the market for a replacement Component. Should such a Component be available on the market at less than 70% of its Replacement Cost, Supplier shall purchase such Component at no additional cost to Customer.

7.8	No Fault Found (“NFF”)

(a)	In order to limit no fault found Shop Visits, Customer shall maintain any removed Components in quarantine for 48 hours, except for No Go Items, which shall be quarantines for 24 hours (in either case, the “Quarantine Period”) prior to pick-up by Supplier. If, during the Quarantine Period:

(i)	the replacement Component from the Pool Stock for such quarantined Component does not clear fault on fitment, then the fault shall be deemed not to have been caused by the quarantined Component, and such quarantined Component shall be re-fitted to the Aircraft and continue to be used by Customer. Customer shall arrange to have such replacement Component made available for collection by Supplier’s Freight Forwarder, together with all documentation originally supplied by Supplier with such replacement Component; and

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(ii)	conversely, if the replacement Component does clear fault on fitment, then the fault shall be deemed to have been caused by the quarantined Component and it shall be made available by Customer for pick-up by Supplier’s Freight Forwarder.

(b)	For each NFF occurrence, which is more than 10% (20%, in the first six (6) months of the Term) of all Components returned by Customer as Unserviceable Components (“Customer Returns”) Supplier shall charge a restocking fee of $ 350.00 in respect of each Component returned to the Consignment Stock.

(c)	If NFF occurrences in respect of Components are more than 10% (20%, in the first six (6) month of the Term) of “Customer Returns” during any twelve (12) month period of the Term commencing with the first full calendar month after the Signature Date, Customer shall pay to Supplier $ 350.00 for each NFF occurrence in excess of such 10% of Customer Returns.

8.	Warranty

(1)	The warranty provisions of the General Terms Agreement shall be applicable hereto; except that they shall only be applicable with respect to the T3 Program Component Services in respect of the last Redelivery of a Component prior to expiration of the Term.

(2)	For the purposes of this Schedule, the Warranty Periods shall be:

(i)	for repair — Eight (8) months after Redelivery or 1,000 AFH, whichever occurs first. (ii) for overhaul — Twelve (12) months after Redelivery or 1,200 AFH, whichever occurs first.

(ii)	for overhaul — Twelve (12) months after Redelivery or 1,200 AFH, whichever occurs first.

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(3)	Supplier Failures

(i)	In the event of failure of Supplier to meet the AOG commitments in Paragraph 4.3(a) or the Critical commitments in Paragraph 4(b), then, Customer may, at its option to insure continuous Aircraft operation, purchase, borrow or lease a replacement Component or LRU and Supplier will reimburse Customer for all costs incurred in connection therewith.

(ii)	In the event of failure of Supplier to meet the service level guarantees of Section 4.1(a)(1)(iii) over a one-year period (a “Measurement Period”), then (y) if the service level reached during such Measurement Period is more than 10% below the guaranteed percentages, then Customer shall have the right, but shall not be obligated, to terminate all or any portion of this Schedule without any obligations beyond those that have accrued up to such termination; and (z) if the service level reached during a Measurement Period is 10% or less below the guaranteed percentages, then for each percentage below the guaranteed percentages, Supplier shall invest one-half of a percent (0.5%) of the total Flight Hour payments made by the Customer during that year in the purchase or leasing of additional Components for the Consignment Stock.

9.	Term; Termination

(A)	This Schedule shall have a term commencing on delivery of the first Aircraft to Customer (on or about March 14, 2005)_, 2005 (the “Commencement Date”) and expiring ten (10) years thereafter or the actual lease term of the Aircraft, whichever is longer. (the “Term”). For the purposes of the Flight Hour Payments and the payments in respect of the Pool Stock, and the Monthly Charge, as applicable,

(1)	the period commencing on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date falls (the “Stub Period”), shall be a separate “month” for calculating such Payments and the Monthly charge or the Minimum AFH per month per Aircraft for the Stub Period shall be a pro rata portion (i.e., the number of actual days in the Stub Period, counting

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both the Commencement Date and such last day of the month) of the applicable Minimum monthly AFH; as applicable and

(2)	the full Minimum AFH per month shall apply to the first full calendar month during the Term and to each full calendar month thereafter occurring during the Term.

(B)	In the event of a termination of either (i) this Schedule under the provisions of Article VII of the General Terms Agreement or (ii) the expiration by its terms of this Schedule, then, with respect to the Consignment Stock:

(1)	On expiration or termination of this Schedule, Customer shall, at Supplier’s request, repackage in accordance with the Manufacturers’ shipping instructions and dispatch, at (i) Customer’s expense, in the case of a termination which is due to its default or (ii) Supplier’s expense, in the case of expiration by its terms of this Schedule or termination which is due to Supplier’s default, all Components comprising the Consignment Stock complete with all approved documentation and other necessary paperwork in accordance with Supplier’s reasonable instructions.

(2)	In the event Customer fails to repackage and dispatch the Consignment Stock in accordance with (1) above, Supplier shall be entitled to, and Customer shall enable Supplier to, have immediate access to the Customer Facilities for the purposes of re-possessing the Consignment Stock.

(3)	Customer shall undertake that all Components comprising the Consignment Stock that are returned to Supplier shall be in the same or substantially the same condition and quality as at the time of their original delivery to the Customer Premises. In the event of any material disparity in such condition or quality of such Components which can reasonably be attributed to Customer’s negligence or willful misconduct, Supplier shall carry out such remedial action as it considers necessary and invoice Customer for the costs reasonably incurred by Supplier in carrying out such remedial action.

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(4)	Until Supplier shall have received a return of all of the Consignment Stock remaining upon such termination or expiration, and carried out, to its reasonable satisfaction, any remedial actions under paragraph (3) above, Customer shall maintain the Consignment Stock Insurance in full force and effect. And shall continue to pay the monthly availability charge for the Consignment Stock.

10.	Condition Precedent

(a)	It shall be a condition precedent to the obligation of Supplier to perform this Schedule that (i) on or before the Signature Date, Customer shall have provided to Supplier a detailed list of all Components currently fitted on each Aircraft; (ii) Customer pay to Supplier a down payment in the amount of $*****, such amount to be credited pro rata against the last two (2) monthly payments under the Agreement and this Schedule, and; provided further that if upon the second anniversary of this Schedule, Customer has not had any payment defaults under the Agreement and is not then currently in default of any payments under the Agreement, the entire down payment shall be refunded to customer.

11.	Additional Provisions

(A)	The provisions of Article I (E) [“BER Procedures"] of the General Terms Agreement shall not be applicable to this Schedule. They are replaced in their entirety by the provisions of Paragraph 7.7 of this Schedule.

(B)	The provisions of Article II (5) [“LRU and Component No Fault Found Removals"] of the General Terms Agreement shall not be applicable to this Schedule. They are replaced in their entirety by the provisions of Paragraph 7.8 of this Schedule.

(C)	The provisions of Article I (3) [“Customer’s Responsibility under the T3 Program"] of the General Terms Agreement shall not be applicable to this Schedule. They are replaced in their entirety by the provisions of Paragraphs 4.1(a)(2), (b)(2) and (c)(4) of this Schedule.

(D)	The provisions of Article I.1(D) of the General Terms Agreement shall not be applicable to this Schedule. They are replaced in their entirety by the provisions of Paragraphs 4.2(a) and 4.4 of this Schedule.

12.	Part of General Terms Agreement

Confidential treatment has been requested by Kitty Hawk, Inc. for certain portions of this document. Confidential portions have been filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this agreement with “*****”.

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This Schedule, when countersigned by the parties hereto, dated and numbered, shall be incorporated into, and form an integral part of, the General Terms Agreement. By their execution and delivery of this Schedule, the parties hereby reaffirm all of the terms and conditions of the General Terms Agreement, except, as to this Schedule only, to the extent modified or deleted under Paragraph 11 above.

All annexes to this Schedule are hereby incorporated herein and made a part hereof as if such annexes were set forth in this Schedule at length.

Date: March 7, 2005	AVIATION SERVICES INTERNATIONAL, LLC
(Supplier)

By:

Print Name:

Title:

KITTY HAWK AIRCARGO, INC.
(Customer)

By:

Print Name:	Steven Markhoff

Title:	Vice President Strategic Planning, General Counsel
and Secretary

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Annexes
Annex 1	List of Aircraft
Annex 2	List of Consignment Stock
Annex 3	List of No Go Items
Annex 4	Procedure for Ordering Components
Annex 5	Form of Letter to Vendors
Annex 6	Excluded Components

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ANNEX 1

[List of the Aircraft Subject to Schedule No. 3]

Aircraft Type	Aircraft Registration	MSN No.	Engine Type	APU TYPE	Comments

Customer shall be entitled, subject to the provisions of this Schedule, to add additional or subtract Aircraft to the above list by giving Supplier not less than 60 (sixty) days’ written notice of its intention to do so. If Customer decreases the number of Aircraft in the list above, Supplier shall have the right to review this Schedule and all Charges and prices in their entirety.

ANNEX 2

[List of the Consignment Stock]

ANNEX 3

[List of the No Go Items]

ANNEX 4

[Procedure for Ordering Components]

PROCEDURE FOR ORDERING COMPONENT

1.0	Contact Details

Customer shall send both Critical/Routine and AOG demands to the Supplier’s Logistics Desk at the following number or Email:-

Fax: + 00-972-3-_____________

Email

Component demands should be filled out on a Component Request Form (attached below) and then e-mailed or faxed to Supplier at the address or number above.

2.0	AOG Demands

In the case of an AOG, wherever possible, Customer should telephone the number for confirmation of receipt after e-mailing or faxing the Component Request Form.

Customer will receive confirmation of its request within one hour of its receipt by Supplier’s Logistics Desk. This confirmation will be the Component Request Form either faxed or e-mailed back to Customer’s contact numbers and address below with the transaction details, including (reference no.) tracking numbers, written in the “Comments” field.

Fax:  00
Tel:   00

E-Mail:

3.0	Tracking

When Customer is aware of the serial number of an Unserviceable Component being removed, it will endorse this confirmation with the serial number and either fax or e-mail it back to Supplier so that Supplier may match the Unserviceable Component coming in from Customer with the Exchange Component that is being dispatched to/or collected by Customer.

4.0	Authority

Unless otherwise expressly agreed in writing, the contact numbers in Paragraphs 1.0 and 2.0 above shall be the prime means of communication between the Parties hereto. Subject to any written agreement to the contrary, Supplier shall not accept any demands faxed/e-mailed to numbers and address other than that stated above.

2

COMPONENT REQUEST

COMPLETE & FAX OR E-MAIL TO:-
FAX: + 00-972
E-MAIL:

TELEPHONE CONTACT FOR SUPPLIER: — + 00 972

Date:	Time:	A/C Regn:

If AOG also phone: -
+ 00 , M.E.L Limitation:

Part Number:

Description:

IPC Reference:

Tech Log Defect &
Comments:

Delivery Address:

Customer Contact (incl.	TEL:	FAX:
Dialing Code):

S

WE ACKNOWLEDGE RECEIPT OF THIS DEMAND.

Signature:	Date:	AWB No.:

Comments:

4

ANNEX 5

[Form of Letter from Customer to Vendors]

[Customer Letterhead]

(Date)

(Name and Address
of Original Equipment Manufacturer)

Attn:

Re: Certain Components on B737-300/400 and B737-200 Aircraft

Dear (Sir/Madam):

Kitty Hawk Aircargo, Inc. (“KHA”) is the operator of the Boeing 737 Aircraft described in Exhibit 1. You (“OEM”) have supplied certain components (the “Components”), which are described in Exhibit 2, to such Aircraft.

KHA and Aviation Services International, LLC (“ASI”) have now entered into a separate Agreement, as supplemented by Schedule No. 3 (as so supplemented, the “Maintenance Agreement”) for the maintenance, repair and overhaul of components on such Aircraft.

Please indicate your agreement to (i) the assignment by us (Customer) of all of the warranties and guaranties to which we, (Customer) are entitled, with respect to the Components; and (ii) provide to ASI all the technical information needed for its performance of the Maintenance Agreement, and requested from you in writing, in each instance, until you receive further written instructions from ASI.

Please indicate your concurrence with such assignment, and your agreement to provide such technical information, by signing in the space provided below and returning a copy of this letter to the undersigned.

Very truly yours,

KITTY HAWK AIRCARGO, INC.

By:
Print Name:
Title:

ACCEPTED AND AGREED TO:

[OEM]

By:
Print Name:
Title:

Annex 6

Excluded Components

Annex 6

The following components are excluded from the T3 Program Component Services:

Chapter 11	All Placards and markings

Chapter 24	Main Battery

Chapter 25	All equipment and furnishings, IFE. (excluding Escape Slides)

Chapter 27	On wing Flight Control Surfaces

Chapter 28	Fuel tanks (excluding Tank accessories)

Chapter 29	Hydraulic Fuses

Chapter 32	Nose and main doors and Wheels, Brakes & Tires

Chapter 33	All filaments, florescent tubes and batteries (excluding control equipment)

Chapter 35	All oxygen equipment (excluding regulators, pilot’s masks, portable breathing equipment and indicating equipment)

Chapter 38	Sinks, basins, and toilet units (excluding Pumps)

Chapter 52	All doors and stairs (excluding actuators, motors and dampers)

Chapter 53	Radome

Chapter 54	All nacelles and pylons

Chapter 55	Stabilizers

Chapter 56	Windshield, Windows

Chapter 57	Wings

Chapter 70-80	Engines (excluding LRU’s such as ignition exciter, CSD, AC generator, CSD, oil temperature switch, hydraulic pump starter valves, starter and fuel flow transmitters).

Chapter xxx	Cargo Loading Systems
Nose Cowls

For the sake of clarity those Components noted as excluded within parentheses on this Annex 6 are included in the T3 Program Component Services.

ANNEX 7

Aviation Services International LLC
c/o Israel Aircraft Industries Ltd.
Ben Gurion International airport
70100 Israel

Consignment Stock Reporting Form

Date of Activity:

Type of Activity (into or out of Consignment)

Part Number

Serial Number

Signature:

Print Name

Title:

Date: